UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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ORRSTOWN FINANCIAL SERVICES, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 26, 2021
Dear Shareholder:
On behalf of the Board of Directors and management of Orrstown Financial Services, Inc. (the “Company”), I cordially invite you to attend our 2021 Annual Meeting of Shareholders (the “Annual Meeting”). Due to the continuing impacts of COVID-19, the Annual Meeting will be held virtually via live webcast again this year on Tuesday, April 27, 2021, at 9:00 a.m., local time. The proxy ballot card included with this letter details how you can attend and participate.
The attached Notice of Annual Meeting and Proxy Statement describe the formal business we expect to act upon at the Annual Meeting. We will also report on our results of operations. Our directors and officers, as well as representatives of Crowe LLP, our independent registered public accounting firm, will be present to respond to shareholder questions.
You will be asked to: (i) elect the Board’s four nominees for director; (ii) provide a non-binding advisory vote approving the compensation paid to our Named Executive Officers as disclosed in the attached proxy statement (“Say-on-Pay”); and (iii) ratify the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. The Board of Directors recommends a vote “FOR” the election as directors to Class C of the four (4) nominees listed in the enclosed Proxy Statement; “FOR” approval of the advisory vote on compensation paid to our Named Executive Officers; and “FOR” ratification of the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting. We offer several ways for shareholders to vote. Voting can be completed by returning the enclosed Proxy Card, online, or by phone.

Sincerely,

Thomas R. Quinn, Jr. President and Chief Executive Officer

ORRSTOWN FINANCIAL SERVICES, INC.
77 East King Street
Shippensburg, Pennsylvania 17257

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 2021

The Annual Meeting of Shareholders of Orrstown Financial Services, Inc. (the “Company”) will be held virtually on Tuesday, April 27, 2021, at 9:00 a.m. local time, to consider and take action on the following matters:

1.	Elect four (4) directors to Class C for three (3) year terms expiring in 2024;

2.	approve a non-binding advisory vote regarding the compensation paid to our Named Executive Officers (“Say-On-Pay”); and

3.	ratify the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021

Your Board of Directors recommends a vote “FOR” the election as directors to Class C of the four (4) nominees listed in the enclosed proxy statement; “FOR” approval of the advisory vote on compensation paid to our Named Executive Officers; and “FOR” ratification of the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
This Notice of Annual Meeting of Shareholders, the proxy statement and the enclosed proxy card are being mailed on or about March 26, 2021 to shareholders of record at the close of business on March 11, 2021. A copy of the Annual Report on Form 10-K for the year ended December 31, 2020 is also enclosed.

Sincerely,

Robert G. Coradi
Secretary
March 26, 2021

Important Notice Regarding Internet Availability of Proxy Materials
for the Annual Meeting of Shareholders to be
Held Virtually on April 27, 2021 at 9:00 a.m.
The Proxy Statement and Annual Report to
Shareholders are available on the Internet at

http://www.cstproxy.com/orrstown/2021

Table of Contents

About Orrstown	1
Cautionary Note Regarding Forward-looking Statements	7
Annual Meeting Information	8
Who is entitled to vote?	8
On what am I voting?	8
How does the Board of Directors recommend I vote?	8
How do I vote?	8
What is a quorum?	9
How are abstentions and broker non-votes counted?	9
What vote is required to elect directors?	9
What vote is required to approve the other proposals?	9
Who will count the vote?	9
What is the deadline for shareholder proposals for next year’s Annual Meeting?	9
How are proxies being solicited?	9

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 27, 2021	10

Share Ownership of Certain Beneficial Owners	10

Share Ownership of Management	11

Section 16(a) Beneficial Ownership Reporting Compliance	11

Proposal 1 – Election of Directors	12
Nomination of Directors	12
Biographical Summaries of Nominees and Directors	13
Director Independence	14
Shareholder Communications with the Board of Directors	15
Board Structure, Committees and Meeting Attendance	15
Audit Committee Report	16
Compensation Committee Interlocks And Insider Participation	16
Transactions with Related Persons, Promoters And Certain Control Persons	17
Compensation Of Directors	17
2020 Director Compensation Table	17
Information About Executive Officers	19
Compensation Discussion and Analysis	20
2020 Pay Ratio Disclosure	30
Methodology for Determining Median Employee Compensation	30
Potential Payments Upon Termination Or Change in Control	31
Compensation Committee Report	34
Compensation Risk Assessment	34

Proposal 2 – Advisory Vote on Compensation Paid to Named Executive Officers ("Say-On-Pay")	35
A Non-Binding Advisory Vote to Approve the Compensation Paid to Our Named Executive Officers.	35

Proposal 3 – Ratification of The Audit Committee's Selection of Crowe LLP as the Company's Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021	36
Relationship with Independent Registered Public Accounting Firm	36

Involvement in Certain Legal Proceedings	37
Annual Report on Form 10-K	37

About Orrstown
Orrstown Financial Services, Inc. (NASDAQ: ORRF) is the holding company for Orrstown Bank (the "Bank"), which traces its roots to the year 1919 and the town of Orrstown, Pennsylvania. Today, Orrstown is a trusted financial partner with a product offering that includes a full suite of retail, commercial banking and wealth management services. Orrstown operates in four distinct regions. Though these markets share economic ties, there are unique features to each, and they remain culturally independent. As such, Orrstown operates in each region with a market president empowered with the autonomy necessary to make business decisions within a disciplined global risk management environment.

Key Performance Indicators (at and for the year ended 12/31/2020)
Market Cap(1)	$185.4 million	•	Bank organized under autonomous Market President model, with four distinct regions
Assets	$2.8 billion
Loans	$2.0 billion
Deposits	$2.4 billion	•	Markets connected by Interstate 81 and 83 corridors
Net Interest Margin	3.44%
Return on Average Equity	11.66%	•	Market Presidents are all seasoned, best-in-class bankers
Return on Average Assets	1.00%
Efficiency Ratio	66.19%	•	Continued branch and excess office space optimization efforts in 2020 in response to changing client preferences, while continuing to serve each of our existing markets
(1) 12/31/2020 closing price of $16.55 x 11,199,874 shares outstanding

Strategic Highlights
The following table highlights the growth of the Company over the past three years.

($ in 000's)	12/31/2017	12/31/2020	Change	Change
Total Assets	$1,558,849	$2,750,572	$1,191,723	76%
Total Loans	$1,010,012	$1,979,690	$969,678	96%
Total Deposits	$1,219,515	$2,356,880	$1,137,365	93%
Primary Markets Served (1)	7	12	5	71%
Employees	338	418	80	24%
(1) Includes new counties and City of Baltimore which is a municipal entity distinct from Baltimore County, MD

The Company's strategic focus on growth began in 2015 and continues through the present. Highlights of the past three years are as follows:
2018: M&A activity and continued organic growth
•Announced two whole bank acquisitions, Mercersburg Financial Corporation and Hamilton Bancorp, Inc.
•Continued organic growth with three new branches in Lancaster County and LPO in York County
•Net income improvement of 40% year-over-year
•Completed the Mercersburg acquisition in the fourth quarter

2019: Enhanced management team, integration of acquired banks and build-out of Maryland market
•New Chief Financial Officer and new Market President for Maryland region joined in July
•Successful core system conversion of Mercersburg in the first quarter; exceeded 45% expense reduction goal
•Closed Hamilton transaction in the second quarter with successful core system conversion in the third quarter
•Reinvested Hamilton cost savings into new commercial banking team of eight and hired an additional nine commercial loan officers
•Announced closure of five underperforming financial centers and sale of ~50,000 square feet of excess operational capacity(1)
•Announced new strategic goals to enable the bank to achieve peer profitability

2020: Leveraged unprecedented economic conditions
•Proactively addressed the effects of the COVID-19 pandemic with employees, shareholders, clients, and prospects
•Nationally recognized leader in U.S. Small Business Administration Paycheck Protection Program (“SBA PPP”) results (2)
•Commenced various expense control initiatives, including: staffing realignment, closing of five branch offices and announcement of closure of six more (3)
•PPP success resulted in record revenue,(4) strong fee income, commercial loan growth, effective balance sheet mix management, and expense control
(1) Five branches were closed effective January 31, 2020. Sale of North Pointe operations center closed on July 21, 2020.
(2) See additional PPP details beginning on page 3.
(3) Six branches were closed effective January 8, 2021. Three loan production offices were concurrently closed.
(4) $26.5 million annual net income is highest recorded by Company with exception of deferred tax asset effected results in 2014.

Pandemic Response
At the onset of 2020, the Company budgeted for strong commercial loan production, growing net interest margin, and increasing product sales to clients to boost fee income. A global pandemic and resultant economic downturn were not considered in the normal annual planning process. However, as news of the spreading infection and increased governmental action to control the outbreak mounted, the Company relied on its Pandemic Policy to guide its actions. Under the guidance of the Pandemic Policy, the Company convened a Pandemic Committee made up of 15 employees, including seven executives, of which four were NEOs. The Pandemic Committee provided recommendations for approval by the CEO, who kept the Board of Directors apprised. The Board was consulted on key strategic decisions and helped formulate associated policies at a strategic level.
The Pandemic Committee formally met 73 times from February 25, 2020 through December 31, 2020 to transform the Company's operations to remain in compliance with the evolving rules and guidelines issued by government officials, with the primary focus being the safety of its employees and clients. Mssrs. Brugger, Coradi, Holt and Metz were members and regular attendees of this committee. A list of significant recommendations made by the Pandemic Committee and approved by the CEO or the Board includes:
•Temporarily closed all branch lobbies for transaction purposes; drive-thru lanes remained open;
•Communicated to clients regarding the Bank’s online, mobile, and telephone banking services, as well as night drops and ATMs as an alternative to branch-based service;
•Implemented an appointment-only process, whereby Bank employees meet with clients face-to-face for critical and essential needs that cannot be serviced remotely or via a drive-thru, such as a loan settlement or safe deposit box access;
•Waived Orrstown fees on all non-Orrstown ATM transactions from March 18, 2020 through June 1, 2020;
•Waived late fees on all loan payments for 60 days through May, 31, 2020 to assist those whose employment status and income may have been negatively impacted by the virus;
•Designated loan experts available to work with clients to assist them during this challenging time;
•Implemented a work-from-home policy for employees whose primary responsibilities can be completed remotely, resulting in more than 60% of associates working from home;
•Enhanced staffing levels at the Bank's Client Service Center to manage increased call volume and extended the hours of operation for client convenience; and
•Instituted additional preventative measures by providing guidance to all employees on hygiene and social distancing; procured Personal Protective Equipment.

In related actions, but outside the purview of the Pandemic Committee, the executive management team, including Mssrs. Quinn, Brugger, Metz, Coradi, and Holt initiated numerous proactive efforts to mitigate losses in the Bank’s loan portfolio, including the following:
•Contacting commercial loan clients with greater than $1.0 million in exposure to assess their performance and needs;
•Implementing a loan modification program to allow for deferrals and forbearances for clients directly impacted by COVID-19;
•Performing stress testing of higher risk loan concentrations; and
•Tightening underwriting standards for new loans in several categories.

The Board was kept apprised of all significant developments and provided guidance as appropriate through open lines of communication between Board members and the CEO, monthly Board meetings, and four special Board meetings held with a specific focus on the pandemic and its impact on the Company.
Paycheck Protection Program ("PPP")
Prior to 2020, the Bank’s experience with the U.S. Small Business Administration ("SBA") was limited. Historically, the Bank used SBA backing as a credit enhancement on fewer than five loans a year. As such, though the Bank did have lending authority with the SBA, the Bank did not have a dedicated SBA lending group. The benefit of the newly announced PPP to Orrstown clients was obvious to management. Therefore, the Bank formed a group to develop and implement a PPP process, which includes client outreach and workflow from the initial client contact to final boarding on the Bank’s core system. This group consists of team members from throughout the organization, including Lending, Credit Administration, Operations, Compliance, and Finance. The team members included all five NEOs, who regularly attended the Pandemic Committee meetings.
Initially, the Bank viewed the PPP as an opportunity to support its existing clients while, at the same time, introducing new clients to the Orrstown Bank relationship-based business model, which would help to accelerate the Bank's efforts to expand in its new growth markets. However, it quickly became apparent that many businesses in the Bank's market area were not gaining access to PPP funding through other financial institutions. Orrstown had the ability to provide the much needed support and attention to businesses across its footprint.
Ultimately, the Bank originated nearly 3,200 PPP loans in 2020 to companies with more than 35,000 employees totaling $467.7 million. The Bank's efforts included reproducing the PPP application in Spanish and engaging in outreach to the Spanish speaking communities we serve through advertising and professional connections. Importantly, approximately 60% of all PPP loans in 2020 were to clients that were new to the Bank. At December 31, 2020, approximately 65% of the clients that were new to Orrstown through the PPP maintained an active deposit account with the Bank. Deposit balances associated with those accounts represented nearly double the budgeted deposit growth for non-CD deposits in 2020.

Social and Environmental Concerns
In 2020, aside from the impact of the global pandemic, the United States faced a degree of social unrest not experienced since the 1960’s. An area of significant interest to the Company is making sure its employee base reflects the communities it serves. This is particularly relevant as the Company's expansion into newer markets has brought it into areas that are more diverse than its historical geography. To that end, the Bank has formed a Diversity, Equity, and Inclusion Council to ensure all employees have a voice on inclusion and to ultimately help the Bank diversify its applicant pool. Included on this council are 13 employees from all levels and business lines of the organization, including Mr. Metz.
The Company has received an increasing number of inquiries regarding its policies on various social and environmental issues. The following table answers many of the questions asked, whether or not they are relevant to the banking industry.
Environmental, Social, and Governance (“ESG”) Matters Q. & A.

Inquiries	Yes/No/NA	Explanation
Does the Company have an enterprise level environmental policy?	No	The Company lacks an enterprise-wide environmental policy. As a financial services provider the Company does not engage in activities resulting in the risk of significant environmental degradation.
If the Company suffered a major environmental controversy, has it failed to provide an adequate response?	NA	The Company has never been involved with a major environmental controversy.
Does the Company disclose a Code of Vendor Conduct?	No	The Company’s policies regarding vendor contracts maintain that contracts can be terminated, if a vendor does not comply with Federal, State, and Local laws and regulations.
Does the Company make investments in low carbon opportunities?	Yes	At present, Orrstown does not have a policy regarding greenhouse emission or carbon footprint goals.
Does the Company have policy surrounding carbon emissions?	No	At present, Orrstown does not have a policy regarding greenhouse emission or carbon footprint goals. The Company lacks measurement systems to assess carbon emissions.
Does the Company disclose a clear framework for evaluating projects in critical habitats or other areas with recognized high biodiversity value?	No
Orrstown Bank has not undertaken any projects in “critical habitats or other areas with recognized high biodiversity value.” That said, all loans made to clients require compliance with Federal, State, and Local environment laws and regulations including, but not limited to, environmental impact statements as required by various authorities.

Does the Company have a hazardous waste policy/procedure?	No
Though the Company does not have a written policy or procedure regarding hazardous waste, the Company is not a significant producer of hazardous waste. Additionally, the Company’s HVAC systems that do rely on hazardous materials, and are maintained by third-party vendors bound by Federal, State, and local laws and regulations regarding material handling.

Does the Company have a non-hazardous waste policy/procedure?	Yes	All facilities are equipped with systems for recycling appropriate materials and are required to use such systems.
Does the Company have a water use policy?	No	The Company does not use water on an industrial or agricultural scale. All waste water is disposed of in accordance with local waste water standards as governed by Federal and State regulations.
If the Company suffered a major controversy linked to human rights or corruption, has it failed to provide an adequate response?	NA	The Company has not experienced any controversy (major or otherwise) linked to human rights.
Does the Company have an enterprise level human rights policy?	No	As a matter of policy, the Company abides by all Federal, State, and local laws including U.S. Code, Title 22, Chapter 78. Employees are encouraged to report any misconduct via an anonymous whistleblower hotline.
Does the Company disclose a formal grievance reporting process for concerns related to human rights?	Yes	The formal grievance process is detailed in the employee handbook and periodically Human Resources advises the employees of their rights

Inquiries	Yes/No/NA	Explanation
Does the Company supplier policy prohibit the use of child and / or forced labor?	Yes	The Company’s vendor engagement policy mandates that all vendors be in compliance with all Federal, State, and local laws.
Has the Company suffered a controversy related to labor standards or a “living wage?”	No	The Company has not experienced any labor-related controversies. The Company’s pay structure is on par with peers in our marketplace and reviewed periodically to remain competitive.
What is the scope of the Company's disclosed training or professional development programs for employees?	NA	The Company provides a myriad of training opportunities, both online and in-person. Though much of the training is related to compliance for specific positions, all employees have access to courses for professional development provided by a third-party. Additionally, Orrstown University provides on-site training for employee development and advancement.
Does the Company monitor employee satisfaction and engagement?	Yes	The Company periodically conducts employee surveys.
Does the Company publicly disclose a gender diversity strategy or similar commitment to ensure appropriate gender representation at the board, senior management, or workforce levels?	Yes
The Company provides the charter of the Nominating and Governance Committee of the Board of Directors on the Company’s investor relations website. The Board strives to have a mix of Board members that represents a diversity of backgrounds and experiences.

Does the Company publicly disclose a diversity strategy or similar commitment to ensure workforce equality beyond gender at the board, senior management, or workforce levels?	Yes
The Company is an Equal Opportunity Employer dedicated to a policy of nondiscrimination in all areas of employment without regard to race, color, creed, religion, sex, national origin, age, marital status, or the presence of non-job-related medical condition or handicap. Furthermore, the Company founded a Diversity Council in 2020 made up of employees from all levels of the organization to find strategies to expand the Company’s applicant pool to be more diverse.

Does the Company's publicly disclosed labor rights policy address discrimination (including gender, race, disability, ethnicity, nationality, religion, LGBTQ), workforce equality, or fair employment?	Yes
The Company is an Equal Opportunity Employer dedicated to a policy of nondiscrimination in all areas of employment without regard to race, color, creed, religion, sex, national origin, age, marital status, or the presence of non-job-related medical condition or handicap.

Does the Company publicly disclose data on workforce equality connected with gender, race, disability, ethnicity, nationality, religion, LBGTQ, or other potentially-protected classes?	Yes
The Company files an annual Affirmative Action Plan with the Equal Employment Opportunity Commission that is available upon request. The Company’s 2020 report indicated that the only areas the Company should improve upon are related to hiring veterans and persons with disabilities. Furthermore, our data gathering in this area is voluntary and not all employees choose to participate.

Does the Company disclose a labor rights or other formal policy that encompasses freedom of association and the right to collective bargaining?	Yes	All Employment Law data, including rights, is included in legal postings at each location.
Does the Company disclose a policy that specifically addresses occupational health and safety?	Yes	The Company complies with all U.S. Occupational Safety and Health Administration policies, as well as any applicable state and local regulations. All OSHA disclosures are placed in each location in a manner that is easily accessible to all employees, including general safety guidelines and reporting requirements.
Does the Company’s occupational health and safety policy extend to vendors?	Yes	The Company’s vendor engagement policy mandates that all vendors be in compliance with all Federal, State, and local laws.
Does the Company have a publicly disclosed Business Ethics Policy or Code of Conduct?	Yes	The Company has adopted a Code of Ethics, a copy of which is available on its investor relations page.

Inquiries	Yes/No/NA	Explanation
What is the highest level of executive oversight for the Company's anti-bribery or anti-corruption program?	Yes	The Company’s anti-bribery and anti-corruption program are described within our Code of Conduct, which is overseen at the Board level.
Does the Company's anti-bribery or anti-corruption policy specifically prohibit personnel from receiving and giving gifts, bribes, or facilitation payments?	Yes	The Company’s Code of Conduct addresses permissible and impermissible gifts and entertainment expenditures and prohibits “facilitation” payments.
Does the Company provide anti-corruption training to all employees, including management?	Yes	Every employee and Board member acknowledges familiarity with and compliance with the Code of Conduct and Business Ethics.
Does the Company maintain internal monitoring, whistleblower, or reporting systems, which include metrics related to the number of inquiries, complaints, or issues received by the legal or compliance office?	Yes	Annually, a report is provided to the Audit Committee of the Board of Directors. A follow-up report on each complaint received is also provided as needed.
Does the Company use corporate funds for the purposes of political advocacy, including lobbying, campaign contributions, and contributions to tax-exempt groups including trade associations?	Yes	The Company maintains membership in the Pennsylvania Bankers Association and American Bankers Association, which advocate for the banking industry in general. Specific issues that these Associations advocate for may or may not be beneficial to the Company; however, the Company views the industry-wide lobbying efforts as favorable. The Company itself does not provide campaign contributions.
Does the Company operate an anti-money laundering program, including customer due diligence (Know Your Customer)?	Yes	The Company has a well-documented and regulated program covering Bank Secrecy Act, Anti-money Laundering, and Know Your Customer. The programs are periodically reviewed in detail by bank regulators. The Company does not disclose details of the program as a matter of prudence to avoid providing nefarious agents too much information.
What is the Company’s approach to identifying and addressing data security risks?	NA	The Company has a Chief Information Security Officer (CISO) who reports to the Chief Risk Officer. The CISO is responsible for implementing a multi-layer approach to data threats the Company receives, focused on detection and prevention including firewalls, intrusion prevention, and anti-malware technologies. Additionally, to limit the risk from the Company’s own employees the Company uses the principal of least privilege, meaning users only receive access to systems and information needed to complete their role within the company. In addition, the Company is a regulated depository institution. As such, all data security measures are examined by appropriate bank regulators.
Does the Company disclose information on data security breaches?	Yes	The Company discloses data security breaches to clients and regulators in compliance with all bank regulations and state laws. The Company has disclosed data breaches in public filings with the SEC as required, most recently in 2018.

Board Overview
The independence and skill set of the Board of Directors is crucial to the continued success of the Company. The Board evaluates needed skill sets through the use of a matrix which evaluates Board members and prospective Board members for specific expertise such as, accounting, risk management, technology, and market or regional knowledge, among others. More than half of the directors have led companies headquartered within the Company’s market areas and represent significantly different industry backgrounds. Aside from sitting on the Board of the Company, 36% of the Board members have extensive careers in financial services. Ten of the eleven directors, or 91%, are “independent" under NASDAQ listing rules. For more information on the Board, go to page 14.

Executive Compensation Highlights
For the year ended December 31, 2019, the Company exceeded the targeted thresholds for net income and Return on Average Equity ("ROAE") for the incentive compensation of the Company’s Named Executive Officers (NEOs). As such, payouts were above target. Additionally, given the unusual level of effort required to successfully integrate two acquired banks, including the core systems, and combine risk and sales cultures, the Board Compensation Committee was comfortable with approving the incentive compensation paid to NEOs in 2020 for 2019 performance.
The 2020 Say-on-Pay vote was 71% in favor. The Company continued its comprehensive shareholder outreach plan that was initiated in 2019. As a result of this shareholder engagement, the Board Compensation Committee determined it was appropriate to:
•Make a portion of its long-term incentives for executives performance-based;
•Use different performance measurement metrics for performance-based awards;
•Refrain from the use of discretionary bonuses for payments in 2021; and
•Increase the percentage of Board compensation paid in stock, thereby reducing cash payments, to align with long-term shareholder interests.
Shareholder engagement related to Say-On-Pay, as well as other areas of interest to shareholders, continued throughout 2020. For more information on Executive compensation, go to page 24.

Cautionary Note Regarding Forward-looking Statements:
This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will be able to continue to successfully execute on our strategic growth plan into Dauphin, Lancaster, York and Berks counties, Pennsylvania, and the greater Baltimore market in Maryland, with newer markets continuing to be receptive to our community banking model; to take advantage of market disruption; to experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions; and to realize cost savings from our branch consolidation efforts. Factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; expenses associated with pending litigation and legal proceedings; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2020 Annual Report on Form 10-K and subsequent filings. The foregoing list of factors is not exhaustive.
If one or more events related to these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this proxy statement are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.

ORRSTOWN FINANCIAL SERVICES, INC.
77 East King Street
Shippensburg, Pennsylvania 17257

PROXY STATEMENT

Annual Meeting Information
This proxy statement contains information about the Annual Meeting of Shareholders (the “Annual Meeting”) of Orrstown Financial Services, Inc. (the “Company”) to be held virtually on Tuesday, April 27, 2021, beginning at 9:00 a.m. local time. This proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. This proxy statement and the enclosed form of proxy will be mailed to shareholders on or about March 26, 2021.
Who is entitled to vote?
Shareholders owning shares of the Company’s common stock, no par value per share (the “Company Common Stock”), as of the close of business on March 11, 2021 are entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Each shareholder has one vote per share on all matters to be voted. As of March 11, 2021, there were 11,252,261 of Company Common Stock outstanding.
On what am I voting?
You will be asked to:

(i)	elect four (4) directors to Class C for three (3) year terms expiring in 2024;
(ii)	approve a non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement (“Say-On-Pay”); and
(iii)	ratify the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders would be presented at the Annual Meeting, the proxies will vote according to the directions of the Board of Directors.
How does the Board of Directors recommend I vote?
The Board of Directors recommends that shareholders vote:

(i)	“FOR” the election of each of the four (4) nominees as directors to Class C named in this proxy statement;
(ii)	“FOR” approval of the non-binding advisory vote on the compensation paid to our Named Executive Officers as disclosed in this proxy; and
(iii)	“FOR” ratification of the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
How do I vote?
Sign and date each proxy form you receive and return it in the postage-paid envelope provided, or vote online or by phone by following the instructions on your proxy card. If you sign your proxy form, but do not mark your choices, your proxies will vote your shares represented by such proxy:

(i)	“FOR” the four (4) persons nominated for election as directors to Class C named in this proxy statement;
(ii)	“FOR” approval of the non-binding advisory vote on the compensation paid to our Named Executive Officers as disclosed in this proxy statement; and
(iii)	“FOR” ratification of the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, submit another properly signed proxy with a more recent date, or vote in person at the Annual Meeting after giving notice to the Secretary. Please note that simply attending the Annual Meeting in person without voting will not revoke your proxy. You may also vote online or by phone.

You are only entitled to vote at the Annual Meeting if our records show that you held shares of Company Common Stock as of the close of business on March 11, 2021. If your shares are held by a broker or other intermediary, you can only vote your shares at the Annual Meeting if you have a properly executed proxy from the broker or other intermediary which is the record holder of your shares.
What is a quorum?
A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the Annual Meeting to be held.
How are abstentions and broker non-votes counted?
Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.
A broker non-vote occurs when a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you. If that happens, the broker, bank or other nominee may vote those shares only on matters deemed “routine,” such as the ratification of the appointment of the Company’s independent registered public accounting firm. On non-routine matters, such as the election of directors and Say-on-Pay, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine. Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law.
As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.
What vote is required to elect directors?
Directors are elected by a plurality of votes. Votes withheld and broker non-votes will have no effect on the election of directors.
What vote is required to approve the other proposals?
A majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to approve each of the other proposals. Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not a proposal is approved.
Who will count the vote?
The Judge of Election appointed by the Board of Directors will count the votes cast in person or by proxy.
What is the deadline for shareholder proposals for next year’s Annual Meeting?
Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission (the “SEC”) and the Company’s bylaws. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than November 26, 2021. In addition, in order to be considered for possible action by the shareholders at the 2022 Annual Meeting of Shareholders, proposals, including shareholder nominations for director, not included in the Company’s proxy statement must be submitted to the Secretary of the Company not later than November 26, 2021. All proposals should be addressed to the Secretary of the Company.
How are proxies being solicited?
In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. The Company will bear the costs of preparing, printing and mailing these proxy materials. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Company Common Stock held by such persons and will be reimbursed by the Company for their expenses.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on
April 27, 2021
The Notice of Annual Meeting, this proxy statement, the form of proxy and the Company’s Annual Report on Form 10-K are available at:

http://www.cstproxy.com/orrstown/2021

Share Ownership of Certain Beneficial Owners
The Company does not know of any person or group who beneficially owned more than 5% of Company Common Stock on March 11, 2021, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class
Black Rock, Inc. (1) 55 East 52nd Street New York, NY 10055	791,718	7.1%
(1) Based on information set forth in a Schedule 13G, as amended, filed with the Securities and Exchange Commission on January 29, 2021 by Blackrock, Inc.

Share Ownership of Management
The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each Named Executive Officer, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 11, 2021, based on information furnished by the persons named and the Company’s records. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock(1)		Exercisable Stock Options(1)
Thomas R. Brugger	16,052		—
Robert G. Coradi	26,908		—
Christopher Holt	12,305		—
Cindy J. Joiner	11,775		—
Mark K. Keller	15,070		—
Thomas D. Longenecker	11,426		—
Adam L. Metz	13,882		—
Andrea L. Pugh	33,223		—
Thomas R. Quinn, Jr.	66,746		—
Michael J. Rice	12,779		—
Eric A. Segal	14,764		—
Glenn W. Snoke	25,939		—
Floyd E. Stoner	22,725		—
Linford Weaver	7,822		—
Joel R. Zullinger	42,308	(2)	—
Directors, nominees and executive officers as a group (22) persons including those named above)	458,677		—

(1)
On March 11, 2021, none of the individuals named in the above table may be deemed to beneficially own more than 1% of the outstanding shares of Company Common Stock. On that date, all of the incumbent directors and executive officers as a group beneficially owned approximately 458,677 shares or 4.1% of the outstanding shares of Company Common Stock. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.

(2)	Includes 220 shares held by Mr. Zullinger’s spouse.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and the beneficial owners of more than 10% of Company Common Stock to file reports of ownership and changes in ownership of their equity securities of the Company with the SEC and to furnish the Company with copies of such reports. Based solely upon a review of these reports (Forms 3, 4 and 5 and any amendments thereto) furnished to the Company, we believe that during 2020 our directors and executive officers who were subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, complied with all SEC filing requirements applicable to them, except as follows. During 2020, Mr. Zullinger had one late filing and Mr. Quinn had two late filings. The Company has determined that these late filings were due to an administrative oversight. As of the date of this proxy statement, to the best of its knowledge, the Company did not have any beneficial owners of more than 10% of Company Common Stock.

PROPOSAL 1 – ELECTION OF DIRECTORS

The bylaws of the Company provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a three year term of office. At each annual meeting of shareholders, a class of approximately one-third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been elected and qualified. Accordingly, at the Annual Meeting, the shareholders will be asked to elect four (4) directors to Class C to serve until the annual meeting of shareholders in 2024 or until their successors are elected and qualified.
The Board of Directors has nominated the following persons for election as directors to Class C
Thomas D. Longenecker
Andrea L. Pugh
Floyd E. Stoner
Linford L. Weaver
All nominees are presently serving as directors of the Company and the Bank.
If you return a properly signed and dated proxy, your shares of Company Common Stock represented by your proxy will be voted FOR the election of the named nominees unless you mark the proxy to withhold authority to vote for one or more of the nominees. If one or more of the named nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the named nominees will be unable or unwilling to serve as a director. Each named nominee has expressed a willingness to serve if elected.
The four (4) named nominees for election of directors to Class C receiving the highest number of votes will be elected to the Board of Directors.
The Board of Directors recommends that you vote FOR the election of each of the named nominees as directors to Class C.
Nomination of Directors
In connection with the Annual Meeting, the Nominating and Governance Committee of the Company’s Board of Directors has reviewed the qualifications of and made recommendations regarding potential candidates to be nominated by the Board of Directors for election to the Board. The nominees named above were recommended by the Nominating and Governance Committee, then submitted to, and approved by, the Board of Directors as the four nominees for election as directors to Class C.
In addition to meeting the minimum criteria to serve as a director as outlined in the Company’s bylaws, the Nominating and Governance Committee has considered a variety of factors including each candidate’s integrity, independence, qualifications, skills, experience (including experience in finance and banking and diversity of experience in relation to other members of the Board of Directors), compatibility with other members of the Board of Directors, the strategic direction of the Company and the Bank, involvement in the communities served by the Bank and such other factors as it has deemed to be in the best interest of the Company, the Bank and the Company’s shareholders, which factors may change from time to time.
The Nominating and Governance Committee will consider the incumbent directors whose terms are expiring at the forthcoming annual meeting, other candidates, if any, recommended to it by shareholders, other qualified individuals within the community, including the Bank’s regional advisory boards, and any candidates nominated by shareholders in accordance with the procedures set forth in the Company’s bylaws. The criteria for consideration of board candidates nominated by the Company’s shareholders, if nominated in a timely manner, is the same as for other board nominees.
Director Eligibility Requirements
The Company’s bylaws provide for certain director eligibility requirements for a nominee to be eligible to become a member of the Board. All directors must hold at least 5,000 shares of Company Common Stock. Directors will have one year from the date they join the Board to meet this requirement. In addition, no one may be nominated to serve as a director of the Company if such person: (a) is under indictment or has been convicted of a crime involving a breach of trust with a penalty of imprisonment for more than one year; (b) has been issued within the past 10 years a non-appealable cease and desist order by a federal or state bank regulatory agency related to conduct involving dishonesty or breach of trust; (c) has been found guilty in a final decision, either by any federal or state regulatory agency of: (i) committing a willful violation of any law governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency, or (ii) breaching a fiduciary duty involving personal profit; or (d) has been nominated by someone who is ineligible to serve as a director of the Company under requirements (a)-(c) listed above. In addition, the age of members of the Board is limited to 75 years, provided that any director who reaches such age during his or her term of office may continue to serve on the Board until the expiration of his or her term with the prior approval of the Board.
No recommendations were received by the Nominating and Governance Committee in connection with this Annual Meeting from shareholders or others, nor, as of the date of this proxy statement, had any candidates been nominated by shareholders in accordance with the procedures set forth in the bylaws.
Any future nominations should be submitted in writing addressed to Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, Attn: Nominating and Governance Committee.
Shareholder nominations must be made in accordance with the procedures set forth in the Company’s bylaws and must include a statement setting forth the background, education and business experience of the nominee.
A copy of the Nominating and Governance Committee Charter is posted on the Company’s website at www.orrstown.com.
Biographical Summaries of Nominees and Directors
The Board of Directors believes that each of the nominees and directors possess such professional experience, recognized achievement in his or her respective field, involvement in the communities served by the Bank, ability to contribute to some aspect of the Company’s business and a willingness to make the commitment of time and effort required of a Company director. Information about the nominees for election as directors to Class C at the Annual Meeting and information about the directors in Class A and Class B demonstrating these characteristics is set forth below.
Nominees for Director:
CLASS C DIRECTORS - TERM EXPIRES IN 2021
Thomas D. Longenecker - 53, was appointed to the Board of Directors of the Company and the Bank in January 2016. He is the President and CEO of Commonwealth Charter Academy, a cyber charter school headquartered in Harrisburg Pennsylvania, since 2012. Prior to that, Mr. Longenecker was the Director of Finance for the Carlisle Area School District in Carlisle, Pennsylvania. The Board of Directors values Mr. Longenecker’s experience in technology and operations as well as knowledge of the market area.
Andrea L. Pugh - 68, has been a member of the Boards of Directors of the Company and the Bank since 1996. She is formerly the President and sole member of PharmCare Consultants LLC, a pharmacy consulting business for nursing homes. The Board of Directors values Ms. Pugh’s knowledge, experience and perspective as a woman who is an entrepreneur and small business owner. This experience provides insight into the financial services needs of and business issues facing many of the Bank’s small business clients, including those that are owned and operated by women.
Floyd E. Stoner - 72, has been a member of the Boards of Directors of the Company and the Bank since 2012. Since January 2012, Mr. Stoner has served as a Senior Advisor with Alliance Partners, in Chevy Chase, Maryland. Mr. Stoner was the Executive Vice President for Congressional Relations and Public Policy at the American Bankers Association (“ABA”) until his retirement in December 2011 and has over 26 years of experience with the ABA. At the ABA, he was involved at the highest levels in all of the banking policy debates of recent years and he has a nearly unparalleled perspective on the issues facing the banking industry today, which the Board of Directors finds very valuable.
Linford Weaver - 45, has been a member of the Board of Directors of the Company and Bank since 2020. Mr. Weaver currently serves as Co-President of the Shady Maple Companies. Mr. Weaver has significant experience managing complex organizations, and brings a broad range of executive leadership skills to the Company and Bank, including financial analysis, human resources, risk management, information technology, and strategic marketing. Under his leadership, the Shady Maple Farmers Market has grown into the largest supermarket in Pennsylvania, and the Shady Maple Smorgasbord has grown to be the largest buffet in the United States. In addition to these entities, Mr. Weaver also oversees Shady Maple RV Sales and Service, Houston Run Development, and Weaver Realty Investment Properties, all of which are well-known and highly-respected organizations throughout Orrstown’s footprint, and further highlight Mr. Weaver’s depth and breadth of experience and business acumen.
Continuing Directors:
CLASS B DIRECTORS - TERM EXPIRES IN 2022
Mark K. Keller - 67, was appointed to the Company’s Board of Directors in 2009 and to the Bank’s Board of Directors in 2008. Mr. Keller served as a Representative to the Pennsylvania General Assembly, representing the 86th Legislative District, from 2004-2020. Mr. Keller is also the owner of Spring-Mar Farm and Mark Keller Auctioneer as well as a real estate consultant business. The Board of Directors values Mr. Keller’s knowledge of the Bank’s market area attained through his representation of that area in the General Assembly.

Thomas R. Quinn, Jr. - 61, was appointed as President and Chief Executive Officer and a director of the Company and of the Bank in May 2009 immediately following the 2009 Annual Meeting of Shareholders. Mr. Quinn joined the Bank in March 2009 as President-elect and served in that capacity until he was appointed President and Chief Executive Officer. The Pennsylvania Banking Code requires that a bank president be a member of the bank’s board of directors. The Board of Directors believes that it is important that the President, who also is the Chief Executive Officer, be a member of the Board of Directors of the Company and the Bank so that the President may interact on a peer-to-peer basis with his fellow directors. In addition, the Board of Directors believes that the knowledge, experience and perspective that Mr. Quinn possesses as a result of his service as a senior executive with Fifth Third Bancorp and Citigroup have been, and will continue to be, valuable to the Company as it continues to execute its strategic plan as a relationship-based community bank.
Michael J. Rice - 59, joined the Boards of Directors of the Company and the Bank in October, 2018, concurrent with the closing of the Company's acquisition of Mercersburg Financial Corporation ("Mercersburg"). He is the President of Mt. Parnell Fisheries, Inc., a producer and international marketer of ornamental goldfish and koi carp. Prior to his appointment to the Boards of Directors of the Company and the Bank, he served more than 10 years on the boards of Mercersburg and its wholly owned bank subsidiary. The Board of Directors values Mr. Rice's experience on a community banking board and his long tenure as an active participant in the business community in Franklin County.
Glenn W. Snoke - 72, has been a member of the Boards of Directors of the Company and the Bank since 1999. Mr. Snoke is President and Chief Executive Officer of Snoke’s Excavating & Paving, Inc. The Board of Directors values Mr. Snoke’s knowledge, experience and perspective as an entrepreneur and owner of a small business involved in the construction industry. This experience provides insight into the financial services needs and business issues facing many of the Bank’s construction industry clients.
CLASS A DIRECTORS - TERM EXPIRES IN 2023
Cindy J. Joiner, CPA - 59, was appointed to the Board of Directors of the Company and the Bank in January, 2016. She is the Chief Financial Officer for The Bowman Group, LLC. The Bowman Group, LLC is a privately held corporation located in Williamsport, Maryland specializing in transportation, logistics, hospitality and real estate development. Ms. Joiner has held this position since 2007. The Board of Directors values Ms. Joiner’s accounting expertise and knowledge of multiple industries that align with the Bank’s lending businesses. In addition, the Board believes her familiarity and knowledge of the Maryland market adds significant value to the Company.
Eric A. Segal - 63, was appointed to the Boards of Directors of both the Company and the Bank in 2013. Since 2012, Mr. Segal has been Managing Director, and head of the Banking and Financial Institutions Group at CFO Consulting Partners LLC in Princeton, New Jersey. The Board of Directors values Mr. Segal’s strong financial acumen and the knowledge and experience he has gained through his consulting experience in many banking organizations in the Mid-Atlantic and other regions.
Joel R. Zullinger - 72, is Chairman of the Boards of Directors of the Company and the Bank. Mr. Zullinger has served as a director since 1981. He is an attorney, of counsel, with Zullinger-Davis-Trinh, P.C., in Chambersburg, Pennsylvania. The Board of Directors values the knowledge, experience and perspective Mr. Zullinger has attained through his long tenure as a director of the Company and the Bank. The Board of Directors also values the leadership and communication skills manifested by Mr. Zullinger’s service as Chairman.
Director Independence
The Board of Directors of the Company has adopted the definition of “independent director” as set forth in Rule 5605(a)(2) of the NASDAQ Stock Market and has determined that each director is independent under this rule, other than Mr. Quinn due to his position as President and Chief Executive Officer of the Company. Under NASDAQ rules, employees of the Company are deemed not to be independent. In making this determination with respect to the remaining directors, the Board of Directors was aware of, and considered, the loan and deposit relationships and other transactions with directors and their related interests, which the Company or the Bank enters into in the ordinary course of business. Except as noted above and for loans, deposits, fiduciary and other similar relationships with the Company or the Bank, no director or any of his or her related interests has engaged in any transaction or series of transactions, or is involved in any relationships, as a result of which the director would not be independent under the rules of the NASDAQ Stock Market.

Shareholder Communications with the Board of Directors
The Company has a formal process by which shareholders may send communications to the Board of Directors. Our policy is to recommend that all correspondence from shareholders be addressed to the Chief Executive Officer of the Company, who shares such correspondence with the Board of Directors. As a matter of practice, shareholder communications received by the Chief Executive Officer are included under the topic “Correspondence” with the Board of Directors’ meeting materials routinely furnished by management to directors in connection with meetings of the Board of Directors. In addition, shareholder communications determined by the Chief Executive Officer, at his discretion, to require immediate attention, also are promptly furnished by him to the Chairman. When and as appropriate, the Company seeks to provide a timely response to shareholder communications it receives.
Board Structure, Committees and Meeting Attendance
During 2020, the Board of Directors of the Company met 25 times and the Board of Directors of the Bank met 12 times. The Board of Directors of the Company has a Compensation Committee, an Audit Committee and a Nominating and Governance Committee. During 2020, all of the directors attended at least 75% of all meetings of the respective Boards and Committees on which they served. While the Board does not have a formal policy regarding director attendance at the Annual Meeting, all directors are encouraged to do so.
With the exception of Mr. Quinn, all of the directors of the Company and the Bank are independent as defined in Rule 5605(a)(2) of the NASDAQ Stock Market. Leadership of the Boards of Directors of the Company and the Bank is entrusted to an independent Chairman. The Board of Directors believes that this independent leadership structure helps to provide an appropriate check and balance on the influence of the executive management team generally and the President and Chief Executive Officer more specifically, particularly in consideration of the President and Chief Executive Officer’s membership on the Boards of Directors and Executive Committee. In addition, the directors generally have at least two meetings each year in which they meet in executive session without Mr. Quinn being present. The directors also may meet in executive session at additional times as necessary.
Compensation Committee
The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation of the Company’s Chief Executive Officer, other executive officers and of the Board of Directors. The Compensation Committee Charter is posted on the Company’s website at www.orrstown.com.
The Compensation Committee Charter provides that the Compensation Committee is to be composed of three or more members, each of whom is to be “independent” as defined in NASDAQ Rule 5605(a)(2), an “outside director” within the meaning of Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Section 162(m) and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The members of the Compensation Committee are to be appointed by the Board of Directors upon the recommendation of the Nominating and Governance Committee.
The members of the Compensation Committee during 2020 were Floyd E. Stoner (Chair), Cindy J. Joiner, Glenn W. Snoke, and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director. Each of these members currently serves on the Compensation Committee.
The Compensation Committee Charter provides that the Compensation Committee is to meet at least two times each year and at such other times as it deems necessary to fulfill its responsibilities. During 2020, to ensure the Company's compensation plan was in line with shareholder interests, members of the Compensation Committee met with investors representing 13% of the Company's shareholder base, held monthly meetings with executive management to be advised of 2020 performance, held 15 meetings with an independent compensation consultant and held 10 formal meetings to conduct the business of the Compensation Committee.
Nominating and Governance Committee
The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board of Directors. It reviews the qualifications of and recommends to the Board of Directors proposed nominees for election to the Board, as well as, resignations from the Board as covered in the Nominating and Governance Committee Charter. As discussed above, it also is responsible for evaluating and recommending to the Board corporate governance practices applicable to the Company and for leading the Board in its self-evaluation process. In addition to those duties, the Nominating and Governance Committee reviews the formal succession plan of the organization semi-annually to ensure executive development.
The Nominating and Governance Committee reviews its Charter annually and recommends proposed changes for Board approval. The members of the Nominating and Governance Committee at the end of 2020 were Glenn W. Snoke (Chair), Thomas D. Longenecker, Andrea L. Pugh, Michael J. Rice and Joel R. Zullinger. Each Director serving on the Nominating and Governance Committee has been determined to be independent, an outside director and a non-employee director. The Nominating and Governance Committee Charter is posted on the Company’s website at www.orrstown.com. The Nominating and Governance Committee met 7 times in 2020.

Audit Committee
The Audit Committee provides oversight of the qualifications, independence and performance of the Company’s independent auditors; the performance of the Company’s internal audit function; and management’s implementation of a system of controls designed to safeguard the Company’s assets and income, assure the integrity of the Company’s financial statements and maintain compliance with the Company’s ethical standards, policies, plans and procedures, and with laws and regulations. The Audit Committee Charter is posted on the Company’s website at www.orrstown.com.
The Audit Committee Charter provides that the Audit Committee is to be composed of not less than three members, each of whom is to be “independent” as defined in NASDAQ Stock Market Rule 5605(a)(2) and SEC Rule 10A-3(b)(1); has not participated in the preparation of the Company’s financial statements at any time during the past three years; and is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, statement of comprehensive income , and cash flow statement. In addition, at least one member of the Audit Committee is to have had current or past employment experience in finance or accounting, or other comparable experience or background, which results in the member’s financial sophistication as contemplated by NASDAQ Stock Market Rules.
Members of the Audit Committee for 2020 were Cindy J. Joiner, CPA (Chair), Mark K. Keller, Thomas D. Longenecker, and Andrea L. Pugh.
In addition, the Board of Directors, has determined that Cindy J. Joiner, CPA, has the requisite financial sophistication required by the Audit Committee Charter to serve as the Audit Committee financial expert. Ms. Joiner has experience as a CPA and Chief Financial Officer for a multi-state logistics and real estate enterprise where all finance and accounting functions report directly to her. Ms. Joiner has had ultimate responsibility for overseeing and assessing the performance of the respective organizations in the preparation of their respective financial statements which, together with her tenure as a member of the Audit Committee, has provided her with an understanding of, and familiarity with, accounting principles generally accepted in the United States of America.
The Audit Committee Charter provides that the Audit Committee is to meet at least four times each year. The Audit Committee met 8 times during 2020.

Audit Committee Report
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2020. The Audit Committee also has discussed with Crowe LLP, the matters required to be discussed by the Statement on Auditing Standards, No 61, as amended (AICPA Professional Standards, Vol. 1 Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T; received from Crowe LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit Committee concerning independence, and has discussed with Crowe LLP, that firm’s independence. In that regard, the Audit Committee has considered whether the provision by Crowe LLP of certain limited permissible non-audit services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that they are independent. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.
Submitted by the Audit Committee:

Cindy J. Joiner, CPA, Chair
Mark K. Keller
Thomas D. Longenecker
Andrea L. Pugh
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.
Compensation Committee Interlocks and Insider Participation
As noted previously, members of the Compensation Committee during 2020 were Floyd E. Stoner, (Chair), Cindy J. Joiner, Glenn W. Snoke, and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director. There are no interlocking relationships, as defined by SEC regulations under the Securities Exchange Act of 1934, as amended, involving members of the Compensation Committee or the overall Board of Directors of the Company.

 Transactions with Related Persons, Promoters and Certain Control Persons
During 2020, some of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Bank and may have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features to the Company.
Any business dealing, including extensions of credit, between the Company or the Bank and a director of the Company or the Bank, or with any entity controlled by such a director, other than a deposit, trust service or other product or service provided by the Bank in the ordinary course of business, is required to be reviewed and approved by a majority of the disinterested directors. In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of the Company or the Bank and on terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders.
Extensions of credit by the Bank to a director of the Company or of the Bank, or to a related interest of such a director, are subject to Federal Reserve Board Regulation O. Although Regulation O requires the prior approval of such an extension of credit by the Bank’s disinterested directors if the aggregate amount of all extensions of credit to such director and the related interests of the director would exceed $500,000, the Company requires prior approval of all such extensions of credit. Refer to the Company's Annual Report on Form 10-K for additional information on the Company's related party transactions.

Compensation of Directors
The following table sets forth compensation received by directors of the Company in 2020, other than Thomas R. Quinn, Jr., President and Chief Executive Officer. Mr. Quinn does not receive compensation in his capacity as a director.
2020 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)(3)	Total ($)
Robert A. DeAlmeida (4)	13,250	40,108	—	—	—	—	53,358
Cindy J. Joiner	26,500	40,108	—	—	—	7,850	74,458
Mark K. Keller	26,500	40,108	—	—	10,039	—	76,647
Thomas D. Longenecker	26,500	40,108	—	—	—	5,500	72,108
Andrea L. Pugh	26,500	40,108	—	—	9,402	—	76,010
Michael J. Rice	26,500	40,108	—	—	—	—	66,608
Eric A. Segal	26,500	40,108	—	—	—	10,500	77,108
Glenn W. Snoke	16,500	40,108	—	—	6,869	10,000	73,477
Floyd E. Stoner	26,500	40,108	—	—	—	27,500	94,108
Linford Weaver (5)	15,458	41,946	—	—	—	—	57,404
Joel R. Zullinger	33,000	53,410	—	—	16,191	—	102,601

(1)	The grant date fair value of stock awards was calculated by multiplying the number of shares subject to the award by the fair value of Company Common Stock on the grant date ($21.10 on January 20, 2020, $13.61 on May 1, 2020, and $14.59 on August 26, 2020). Each director other than Mr. Weaver and Mr. Zullinger received grants of 1,199 and 1,000 shares of Company Common Stock. Mr. Weaver received grants of 1,000 and 1,875 shares. Mr. Zullinger received grants of 1,493 and 1,500 shares.
(2)	Represents the annual expense impact related to the value of the directors’ accumulated benefit under defined benefit and supplemental plans for the year ended December 31, 2020. This includes both the director’s retirement and “brick” plans.
(3)	Represents amounts contributed by the Company into the Deferred Compensation Plan, except for Mr. Snoke, who deferred a portion of his cash compensation.
(4)	Mr. DeAlmeida retired from the Boards of the Company and the Bank on June 1, 2020.
(5)	Mr. Weaver joined the Boards of the Company and the Bank on June 1, 2020.
Director Fees
During 2020, each director of the Company and the Bank was paid an annual fee of $26,500 in cash, except for the Board Chairman who received $33,000. Mr. Weaver received total payments of $15,458 in 2020, which represents his pro-rata share based on the date he joined the Boards. Fees are paid quarterly on the first business day of the months of January, April, July and October. To further align Board compensation with shareholder interests, and in response to direct shareholder input arising from shareholder engagement with members of both management and the Compensation Committee, the Compensation Committee determined half of Board of Director compensation would be paid in cash and half would be paid in restricted stock.
Restricted Stock Awards
Non-employee Directors were granted shares of Company Common Stock as part of their 2020 compensation. On January 22, 2020, two equity awards of 1,199 and 1,000 restricted shares of Company Common Stock were granted to all Directors, except Mr. Weaver and Mr. Zullinger, with a 15.5 month vesting period, and May 1, 2020 with a 12 month vesting period, respectively. The grant date fair values of the restricted shares were $26,498 and $13,610, respectively. Mr. Weaver received two equity awards of 1,000 and 1,875 restricted shares of Company Common Stock which were granted on August 26, 2020. The vesting periods were nine and a half months and 12 months and had grant date fair values of $14,590 and $27,356, respectively. Mr. Zullinger received 1,493 and 1,500 restricted shares on January 22, 2020 with a 15.5 month vesting period, and May 1, 2020 with a 12-month vesting period, respectively to compensate him for his role as Board Chairman. The grant date fair values of the restricted shares awarded were $32,995 and $20,415, respectively.
Deferred Compensation Plan
In 1995, the Company and the Bank established a non-qualified deferred compensation plan for directors and executive officers. Participation in the plan is voluntary. Each participant may elect each year to defer all or a portion of his or her directors’ fees or, in the case of an executive officer, compensation. Directors deferring compensation must begin withdrawals from the plan by age 75 or termination of service as a director, whichever occurs later. Executive officers must begin withdrawals by age 65 or retirement, whichever occurs later. Payments may be made in equal monthly or annual installments over not more than ten years. Immediate distributions may be made in the event the Company would experience a hostile takeover, an acquiring bank or bank holding company would fail to approve the plan, or the Bank, or any acquiring bank or bank holding company, would experience bankruptcy. If a participant would die before payment of his or her entire account, the Company will pay the balance to his or her beneficiary in a single lump sum payment. The amounts deferred are invested in a rabbi trust with the trust department of the Bank as trustee. The participants direct the investment of their own accounts among various publicly available mutual funds designated by the Bank’s Trust Investment Committee. Growth of each participant’s account is a result of investment performance and the public markets and is not a result of an interest factor or interest formula established by the participant or by the Company or the Bank. The Company may make contributions on behalf of directors to this rabbi trust from time to time.
The Company’s accrued benefit obligations related to this plan totaled $2.1 million at December 31, 2020.
Director Retirement Plan
The Bank has entered into director retirement agreements with Ms. Pugh, and Messrs. Keller, Snoke and Zullinger. Each director retirement agreement provides the respective director with a normal retirement benefit in a specified amount, payable in 120 consecutive monthly installments commencing the month following the director’s termination of service after having reached the normal retirement age of 65. Generally, the amount of a director’s annual normal retirement benefit is determined using his or her directors’ fees during the year in which he or she became a party to a director retirement agreement, projected to the normal retirement age of 65 with annual increases of four percent. For every complete plan year after normal retirement age and before termination of service, the amount of the annual benefit will increase by four percent. In 2018, the Board determined there would be no new director retirement benefits offered to current or future directors.
A director will forfeit his or her benefits under his or her director retirement agreement if the Bank terminates his or her service for gross negligence or gross neglect of duties, commission of a felony or gross misdemeanor involving moral turpitude or fraud, disloyalty or willful violation of any law or policy committed in connection with the director’s service resulting in an adverse effect on the Bank or if the director, after termination of service (other than following a change in control of the Bank), competes with the Bank within a 50 mile radius of its main office in Shippensburg, Pennsylvania. The Bank also would not be obligated to pay any benefit under a director retirement agreement to the extent the benefit would constitute an excess parachute payment under Section 280G of the Internal Revenue Code.
If a director is in active service of the Bank at the time of a change in control of the Bank, as defined in Section 409A of the Internal Revenue Code, the director will be entitled to begin receiving his or her normal retirement benefit following the later of the director’s termination of service or attaining normal retirement age. The director retirement agreement provides for an early termination benefit in a specified amount in the event of an early termination of service before normal retirement age, a disability benefit in the event of an early termination of service due to disability and a death benefit.
The amount of the expense associated with the Director Retirement Plan includes increases in 2020 in the net present value of the accrued benefit under the directors’ retirement agreement and is reported in the 2020 Director Compensation Table for each participating director in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. The Company's accrued benefit obligations related to this plan totaled $1.6 million at December 31, 2020.

Brick Plan
Mr. Zullinger participates in a so-called “brick plan” that provides Mr. Zullinger or his beneficiaries with a monthly cash benefit for a period of 10 years beginning at age 65. The change in the net present value of Mr. Zullinger’s accrued benefit under his brick plan during 2020 is reported in the 2020 Director Compensation Table above in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. Under the brick plan, Mr. Zullinger’s annual benefit, which became fully vested following his service as a director for the five-year period beginning August 1, 1982, would be $21,804 as of December 31, 2020.

Information About Executive Officers
In addition to Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company and of the Bank, who also serves as a director of the Company and of the Bank, the other executive officers of the Company and the Bank are:
Luke M. Bernstein - 42, joined the Bank in 2017 as a Senior Vice President. He was named Executive Vice President and Chief Retail Officer, including marketing and corporate communications, in 2018. Prior to joining the Bank, he was a Senior Vice President with the Pennsylvania Bankers Association from 2015 to 2017 and Deputy Chief of Staff, Office of the Governor, Commonwealth of Pennsylvania from 2011 to 2015.
Barbara E. Brobst - 62, joined the Bank in 1997. She was named Executive Vice President and Chief Human Resources Officer in 2015. Previously she was Senior Vice President - Human Resources since 2011. Prior to that, she served as Senior Vice President - Wealth Services from 2000 to 2011.
Thomas R. Brugger - 54, joined the Company and the Bank in 2019. He has been Executive Vice President and Chief Financial Officer since July 2019. From 2012 to 2018, he served as Executive Vice President, Chief Financial Officer at Sun Bancorp, Inc.
Robert G. Coradi - 59, joined the Company and Bank in 2012, and was named Secretary of the Company and Bank in 2018. He has been Executive Vice President and Chief Risk Officer of the Company and the Bank since April 2014. From October 2012 to April 2014, he served as Senior Vice President, Chief Credit Officer of the Bank. From 2008 to 2012, he served as a Commercial Sales Manager in the Pennsylvania Division of Susquehanna Bank.
Philip E. Fague - 61, joined the Bank in 1988. He is Executive Vice President and Assistant Secretary of the Company and Executive Vice President and Chief Trust Officer of the Bank. From August 2012 until September 2016, he was Executive Vice President - Trust and Mortgage Officer, of the Bank.
Robert J. Fignar - 55, joined the Bank in 2018 following the acquisition of Mercersburg Financial Corporation. He initially served as an Executive Vice President and Market President and has been Executive Vice President and Chief Operations and Logistics Officer since April 2019. Prior to joining the Bank, he was the President and CEO of Mercersburg Financial Corporation and First Community Bank of Mercersburg since 2008.
Jeffrey S. Gayman - 48, joined the Bank in 1996. He was appointed as Executive Vice President and Market President for the Southern Pennsylvania region in 2018. Prior to that he was Executive Vice President - Retail Banking and Consumer Lending since February 2016. Previously, he was Senior Vice President - Retail Banking since 2012 and Chief Commercial Officer from 2009 to 2012.
Christopher D. Holt – 57, joined the Bank in 2019 as Executive Vice President and Market President for the Maryland region. Prior to joining Orrstown, Mr. Holt spent his 30 plus years in the banking industry in roles of increasingly responsibility, most recently as Regional President, Maryland, for BB&T and its predecessor, Susquehanna Bank.
David T. Hornberger - 56, joined the Bank in 2015 as Executive Vice President and Market President for the Lancaster/Berks region. Prior to joining the Bank, he was Executive Vice President and Market Executive for Susquehanna Bank since 2010.
Zachary Khuri – 37, joined the Bank in 2019 as Executive Vice President and Market President for the Central region. Prior to joining Orrstown, Mr. Khuri held similar roles of increasing responsibility at FNB Corporation and Commerce/Metro Bank.
Adam L. Metz - 49, joined the Bank in 2016. He has been an Executive Vice President and Chief Revenue Officer of the Bank since February 2019 and served as Executive Vice President and Chief Lending Officer of the Bank prior to that. From 2011 to 2016, he served as Senior Vice President, Chief Lending Officer of Metro Bank, headquartered in Harrisburg, PA.

COMPENSATION DISCUSSION AND ANALYSIS
In this section we describe the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of executive officers who appear in the “Summary Compensation table for 2020” below (referred to collectively throughout this section as our “Named Executive Officers” or “NEOs”). Our NEOs for the fiscal year ended December 31, 2020, were:

Named Executive Officer	Title
Thomas R. Quinn, Jr.	President and Chief Executive Officer
Thomas R. Brugger	Executive Vice President and Chief Financial Officer
Robert G. Coradi	Executive Vice President and Chief Risk Officer
Adam L. Metz	Executive Vice President and Chief Revenue Officer
Christopher D. Holt	Executive Vice President and Market President (Maryland Region)

Mr. Holt represents an addition to last year’s NEO list, replacing Philip Fague. The change was made in consideration of Mr. Holt’s level of compensation, sphere of influence over policy within the Company, and scope of management responsibilities.
EXECUTIVE SUMMARY
Our 2020 Performance
As a result of steady leadership, in 2020 the Company produced record earnings, improved balance sheet mix, reduced expenses, maintained solid asset quality, and positioned itself for both a protracted period of economic uncertainty and growth through new client acquisition.
Overall, Orrstown’s 2020 performance exceeded targeted expectations for both net income and ROE, due to the combination of strategic decisions made over the past few years, agile reactions to changing circumstances, including the creation of new strategies and policies, as well as successful execution against plan. Through 2020, Orrstown focused on three strategic objectives, as outlined below.

	Objective	Fiscal Year 2020 Performance
Building Shareholder Value
•Outperformed market cap weighted peer group
•Maintained dividend in a period of economic uncertainty due to disciplined risk management
•Increased tangible book value 12.9% from $17.65 to $19.93 (1)
•Produced a record level of Income before Taxes
•Increased declared dividend by 13.3%

	Balance Sheet Mix Improvement	From December 31, 2019 to December 31, 2020: •Decreased securities portfolio by 5.0% •Increased loans outstanding 20.4% •Increased deposit balances 25.7% •Increased common equity 10.3%
Managing Risk
•Net charge-off ratio of -0.01% as the Company produced net recoveries for the year
•Ratio of nonperforming assets as a percentage of total assets of 0.37% with total nonperforming asset balances declining year-over-year
•Capital strength: Leverage Ratio ended 2020 at 8.1% vs. 2019 at 8.6% despite strong balance sheet growth
•Improved funding mix by reducing exposure to wholesale borrowings, brokered deposits, and listing service deposits

(1)
Tangible book value is a financial measure determined other than in accordance with U.S. GAAP. Refer to Supplemental Reporting of Non-GAAP Measures in our Annual Report on Form 10-K for the year ended December 31, 2020 for additional information regarding our use of non-GAAP measures, including a reconciliation of the calculation of tangible book value (a non-GAAP measure) to book value (the most directly comparable GAAP measure).

2020 Compensation Committee View and Compensation Highlights
Throughout 2020, the Company placed a significant emphasis on ensuring that the structure of its compensation plan is properly aligned with both the expectations of its shareholders and its long-term strategic vision. The Company's focus on these issues was highlighted by the involvement of its Compensation Committee, along with executive management, in extensive discussions with shareholders and an independent compensation consultant. The constructive feedback obtained through these discussions was invaluable to the Compensation Committee in assessing the Company's compensation plan. Based on those discussions, the 2020 compensation plan included performance-based stock awards. In addition, despite the expected negative impact of COVID-19 at the beginning of 2020, the Compensation Committee viewed any adjustment at that time to the target metrics in the 2020 compensation plan as inconsistent with proper practice. As a result, the target metrics in the 2020 plan were left unchanged. Details of these discussions are provided in the Say-on-Pay section below.
The Company's pay-for-performance philosophy was demonstrated by its progression through fiscal year 2020. At the beginning of 2020, the concern over the interest rate environment led to modest earnings expectations and no increases in the 2020 Base Salary for NEOs. The COVID-19 pandemic and associated abrupt economic downturn created further uncertainty about the Company's 2020 performance. However, late in the first quarter of 2020 and into the second quarter, it became apparent that the Company could benefit significantly from the SBA PPP and related opportunities to grow its customer base. The financial results and compensation decisions noted below illustrate the Company's application of its pay-for-performance philosophy, with pay being driven by performance.
•Net Income for 2020 was $26.5 million, resulting in awards payable under the plan at 117% of target with respect to this performance metric.
•Return on Equity for the period was 11.7% percent, resulting in awards payable under the plan at 122% of target with respect to this performance metric.
•The Fiscal Year 2020 Annual Incentive payout was above target. The combined weighted payout for the named executive officers was 119% of the target amount.

Response to 2020 Say-on-Pay Vote
The Company continues to maintain an annual frequency of Say-on-Pay votes. At the Company's 2019 annual shareholder meeting, approximately 57% of the votes cast were in favor of the Company's advisory Say-on-Pay proposal. Though Say-on-Pay votes are nonbinding, the Company's Board and its Compensation Committee take the opinions of our shareholders seriously and considers their feedback when making decisions. The result of the 2019 Say-on-Pay proposal caused the Company to initiate a constructive dialogue with its shareholders on the subject of compensation, which the Company continued throughout 2020. As a result of outreach to shareholders, structural changes to NEO compensation were implemented with the 2020 plan year, as disclosed in the Company's Proxy Statement filed with the Securities and Exchange Commission on March, 24, 2020. At the 2020 annual shareholder meeting, approximately 71% of the votes cast were in favor of the Company's advisory Say-on-Pay proposal.
In a proactive manner, members of the Compensation Committee met with numerous investors to solicit feedback relating to the performance of the Company. The Company offered engagement opportunities to 113 of its shareholders, representing 46% ownership of its outstanding shares; 52 shareholders, representing 24% ownership accepted the offer. The Chairman of the Compensation Committee attended meetings with shareholders who represented 13% of the outstanding shares. All meetings held with shareholders were attended by at least one member of the Board of Directors. A significant area of focus of the meetings with the consultant and with shareholders was to assess whether the compensation plan should be adjusted for the unique circumstances of 2020. The Compensation Committee viewed 2020, not as a unique year, but as an enduring legacy which grew the Company’s client base for the future while returning strong financial performance resulting from policies and action taken in prior years and 2020. As a result of the meetings, the Compensation Committee maintained the current plan and committed to issuing awards as the compensation plan dictated and to not grant discretionary awards for NEOs.
As expected, investors expressed diverse views surrounding pay structure, generally dependent on whether the investor was more interested in the dividend growth of the Company, in a position of “permanent capital” (e.g. index fund manager), or an active institutional money manager. The consensus view held that there needed to be greater disclosure surrounding not only the components of compensation but also the Board’s rationale behind each component.
HOW WE SET COMPENSATION
Role of Compensation Committee in Setting Named Executive Officer Compensation
The Company's Compensation Committee, which is composed entirely of independent directors, is responsible for overseeing the development and approval of compensation and benefits paid to the Company's NEOs and non-employee directors, and administering the Company's incentive plans, which includes the determination of grant amounts and vesting terms of awards under such plans. In addition, the Compensation Committee is responsible for the development and approval of employment agreements with our NEOs.

The Company's Compensation Committee is responsible for determining whether its executive compensation policies are reasonable and appropriate, meet the stated objectives of those policies and effectively serve the best interests of the Company and its stockholders. The Company's Compensation Committee has discretion to approve, disapprove or modify recommendations made by its Chief Executive Officer. However, our Chief Executive Officer is not present during deliberations or voting by our Compensation Committee relating to his own compensation.
Role of Compensation Consultant
Pursuant to its charter, the Company's Compensation Committee may, in its sole discretion, retain or obtain the advice and assistance of a compensation consultant, legal counsel or other adviser. The Compensation Committee may retain or obtain the advice of an adviser only after taking into consideration factors related to that person’s independence from management, including each of the factors it is required to take into consideration under the Corporate Governance Standards under NASDAQ Rule 5600, subject to limited exceptions. The Compensation Committee is responsible for the appointment, compensation, and oversight of any adviser it retains. The Company is obligated to provide appropriate funding for the compensation of any such adviser.
In October 2020, the Company, at the behest of the Compensation Committee, engaged an independent executive compensation consultant, Korn Ferry, to provide guidance in shareholder outreach efforts. Part of Korn Ferry’s engagement is to assess whether changes the Compensation Committee enacts align with the feedback provided in previous shareholder engagements.
2020 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Overview
Our compensation philosophy is designed to retain talent and align pay with performance of the Company. The following table lists and describes the purpose of the key elements of compensation for our NEOs:

Element of Pay	Description	Purpose
Base Salary	Fixed cash compensation	To attract and retain key executive talent by providing a stable source of compensation for services rendered during the fiscal year
Short-Term Incentive Plan (STIP)	Performance-based cash payment based on financial, operational, and strategic metrics	To motivate executive officers to achieve the Company’s annual strategic and financial goals and reward individual performance
Long-Term Incentive Plan (LTIP-TV)	Performance-based share awards with multi-year vesting periods; award sizes are based on financial metrics	To align long-term interests of executives and shareholders and provide appropriate balance of at-risk compensation that incentivizes long-term value creation and retention
Long-Term Incentive Plan—Performance-Vesting (LTIP-PV)	Restricted Stock Unit (RSU) grants with multi-year vesting periods; RSUs vest based on achievement of specific financial metrics	To align long-term interests of executives and stockholders and provide appropriate balance of at-risk compensation that incentivizes executives to achieve long-term goals.
Deferred Compensation Plans	Include deferred compensation plans and salary continuation plans	To provide NEOs an economic incentive for long-term service to the Company
Perquisites	Car allowances and/or club membership dues	To defray the NEOs’ expenses for recruitment or client entertainment and reduce the Company’s mileage reimbursement expense

Benchmarking of Compensation Levels
In making compensation decisions for 2020, the Compensation Committee reviewed market data related to base salary, annual bonus and total compensation from the most recent public information available for the peer group below. While initial consideration was given to banks in PA, MD, NJ, NY, and VA, with assets between $1 and $5 billion, the Compensation Committee narrowed this list to a peer group of banks which met the following basic criteria:
Commercial banks:
•Having assets of approximately $1.4 to $5.3 billion at December 31, 2019, compared to Orrstown, which had approximately $2.4 billion in assets as of December 31, 2019 and approximately $2.8 billion in assets as of December 31, 2020;
•Domiciled in the states of PA, MD, NJ, NY and VA; and
•Having similar business models, including a commercial banking focus, wealth and/or mortgage businesses.

Applying these criteria resulted in the following 20 institutions believed to be most closely comparable to the Company:

ACNB Corporation	American National Bankshares, Inc.	Arrow Financial Corporation
BCB Bancorp, Inc.	Bryn Mawr Bank Corporation	C&F Financial Corporation
Chemung Financial Corporation	Citizens & Northern Corporation	CNB Financial Corporation
Codorus Valley Bancorp, Inc.	Evans Bancorp, Inc.	First Community Bancshares, Inc.
First United Corporation	Mid Penn Bancorp, Inc.	Peapack-Gladstone Financial Corporation
Penns Woods Bancorp, Inc.	Peoples Financial Services Corp.	Shore Bancshares, Inc.
Southern National Bancorp of Virginia, Inc.	Univest Corporation of Pennsylvania

Note: Old Line Bancshares, Inc was not considered in the 2020 compensation benchmarking analysis for the STIP and LTIP-TV due to its November 22, 2019 sale to WesBanco, Inc. However, Old Line Bancshares was considered in the ROA benchmarking for the LTIP-PV as that methodology employed a six-quarter lookback.
The Company reviewed the data from this peer group and other industry surveys. The Company did not use a formulaic approach to benchmarking compensation for individual job positions. The Compensation Committee also considered data related to three-year average total compensation for executive officer positions, as that is a metric available through S&P Global Market Intelligence for banks in the Mid-Atlantic region with assets between $1 billion and $5 billion.
Components of Our Compensation Program
Base Salary
Base salaries for our NEOs are designed to compensate each executive for the experience, education, responsibilities and other qualifications of the executive that are essential to the specific role the executive serves within the organization. Our NEOs base salaries for 2020 were determined by pre-existing employment agreements. Early in 2020, the Compensation Committee, out of concern for the impact of the COVID-19 pandemic, determined it would be prudent to hold 2020 salaries at 2019 levels.

	2019 Base Salary ($)	2020 Base Salary ($)	Year-Over-Year Change (%)
Thomas R. Quinn, Jr.	534,959	534,959	—
Thomas R. Brugger (1)	325,000	325,000	—
Adam L. Metz	275,940	275,940	—
Robert G. Coradi	255,003	255,003	—
Christopher D. Holt (1)	325,000	325,000	—

(1) Mr. Brugger and Mr. Holt were hired on July 15, 2019. The 2019 amount represents their annualized base salary as of the end of the year.
Annual Incentive Plan
The Company’s Annual Incentive Plan was created to motivate executives, promote strong corporate growth, and align executive pay with company performance and long-term goals. The Annual Incentive Plan provides cash and equity opportunities through the Short-Term Incentive Plan (STIP), the Long-Term Incentive Plan Time Vest (LTIP-TV), and the Long-Term Incentive Plan Performance Vest (LTIP-PV) respectively.
The STIP and LTIPs are earned on performance metrics measuring 2020 results and adjusted on a payout scale depending on performance relative to targeted metrics. For 2020, the Committee selected Net Income and ROAE as the financial metrics that determined grant amounts and Return on Average Assets ("ROAA") as the metric to determine vesting eligibility for the LTIP-PV. These metrics were selected because the Committee considers them the most significant indicators of financial performance. The Committee also set challenging performance targets that align with the Company’s overall business strategy. If corporate results are above or below the targets, payouts for executives are adjusted based on a performance range. Effective for 2020, incentive compensation to executives is paid as 50% STIP, 25% LTIP-TV and 25% LTIP-PV. The STIP is paid in cash. The LTIP-TV is paid in restricted stock with a 3-year cliff vest. The LTIP-PV is awarded in RSUs that have neither voting rights nor receive dividends. The LTIP-PV will only vest if the Company achieves a targeted ROAA of 1.1% in 2023. By having plan participants earn a grant in the plan year and achieve targeted goals for the previously granted RSUs to vest, the LTIP-PV has a double-trigger mechanism. The Compensation Committee views the bifurcation of metrics to determine the grant of the STIP and LTIP and the vesting metrics of the LTIP-PV RSUs as consistent with feedback from shareholders.

For 2020, the threshold, target and maximum award opportunities under the Annual Incentive Plan available to NEOs are described in the table below.

	Threshold Opportunity (37.5% of base salary) ($)	Target Opportunity (50% of base salary) ($)	Maximum Opportunity (75% of base salary) ($)
Thomas R. Quinn, Jr.	200,610	267,480	401,219
Thomas R. Brugger	121,875	162,500	243,750
Adam L. Metz	103,478	137,970	206,955
Robert G. Coradi	95,626	127,502	191,252
Christopher D. Holt	121,875	162,500	243,750

Any awards earned under the Annual Incentive Plan are then paid out in cash and equity.
The following table represents the Net Income and ROAE targets as approved by the Compensation Committee and the corresponding payout scale as a percentage of base salary:

Performance targets set by the Compensation Committee in 2020:
	Net Income ($000)	Payout % of Base Salary	ROAE	Payout % of Base Salary	Maximum Bonus as % of Base Salary
	36,559	37.50%	13.75%	37.50%	75.00%
	33,235	35.00%	13.00%	35.00%	70.00%
	30,214	32.50%	12.25%	32.50%	65.00%
	27,467	30.00%	11.50%	30.00%	60.00%
	24,970	27.50%	10.75%	27.50%	55.00%
Target	22,700	25.00%	10.00%	25.00%	50.00%
	21,565	23.75%	9.75%	23.75%	47.50%
	20,487	22.50%	9.50%	22.50%	45.00%
	19,462	21.25%	9.25%	21.25%	42.50%
	18,489	20.00%	9.00%	20.00%	40.00%
	17,565	18.75%	8.75%	18.75%	37.50%

Performance Relative to Targets and Payout Calculations for 2020
	Target	2020 Results	% of Target	Weighting	Payout % of Target	Payout % of Base
Net Income	$22,700	$26,463	116.6%	50.0%	58.3%	29.2%
Return on Equity	10.00%	11.66%	122.1%	50.0%	61.1%	30.5%
Total				100.0%	119.4%	59.8%

The 2020 ROAE target was lower than actual 2019 performance due to security gains recognized in 2019 that were not expected to reoccur in 2020.

Based on 2020 performance, executives were eligible for awards in 2021 as displayed in the table below. Equity awards earned in 2020 will be granted in 2021 and reflected in the Company's 2022 Proxy Statement.

Name	Target Opportunity ($)	Payout as % of Target	Final Annual Incentive Award ($)	Cash Award ($)	Value of Restricted Stock Award(1)($)	Value of Restricted Stock Unit Award(2)($)
Thomas R. Quinn, Jr.	267,480	119%	332,149	166,075	83,037	83,037
Thomas R. Brugger	162,500	119%	193,944	96,972	48,486	48,486
Adam L. Metz	137,970	119%	164,667	82,334	41,167	41,166
Robert G. Coradi	127,502	119%	152,174	76,087	38,044	38,044
Christopher D. Holt	162,500	119%	193,944	96,972	48,486	48,486

(1)	Granted on January 27, 2021. Restricted stock shares cliff vest after a three-year period.
(2)	Granted on January 27, 2021. Restricted Stock Units vest if ROAA performance target of 1.1% is achieved in 2023.

Equity granted in 2020
Equity granted in early 2020 was based on performance under the annual incentive compensation plan in 2019. The table below indicates the cash value of the award and the corresponding number of shares granted. These grants are included in the Summary Compensation and Grants of Plan Based Awards tables. All shares granted in February 2020 cliff vest after a three-year period.
2020 GRANT OF PLAN-BASED AWARDS TABLE

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Thomas R. Quinn, Jr.	2/11/2020	11,999	253,059
Thomas R. Brugger	2/11/2020	3,405	71,811
Adam L. Metz	2/11/2020	4,384	92,459
Robert G. Coradi	2/11/2020	4,051	85,436
Christopher D. Holt	2/11/2020	1,000	21,090

(1)	The awarded restricted stock vests on January 21, 2022.
(2)	The fair value of the award is the fair value of the Company Common Stock on the date of grant ($21.09) multiplied by the number of shares granted.

Equity granted under the Company’s incentive compensation plan is subject to the Company’s anti-hedging and anti-pledging provisions covered in the Company’s Insider Trading Policy. Board members, executive officers, and related persons are prohibited from purchasing, selling, or making any offer to purchase or offer to sell, derivative securities relating to securities of the Company or to enter into private contracts removing the economic risk associated with owning the Company’s securities from the Board member, executive officer, or related persons. Board members, executive officers, and related persons are prohibited from pledging the Company’s securities in a loan of any kind, including, but not limited to, a margin loan or a Non-Purpose Loan as defined by Regulation U.
Discretionary Cash Bonuses and Stock Grants
As discussed in the Company's Proxy Statement filed with the Securities and Exchange Commission on March, 24, 2020, and consistent with feedback received in investor engagement, the Compensation Committee refrained from awarding discretionary bonuses to NEOs in 2020.
Other Awards and Compensation Perquisites
Messrs. Quinn and Metz have both been provided a vehicle allowance or the personal use of a Company vehicle. Each of these positions require extensive travel across the Company’s market area, which continues to grow. In each case, an analysis was conducted to determine if reimbursement of mileage to a NEO was a less expensive alternative for the Company.
During 2020, Messrs, Quinn, and Metz had country club memberships provided by the Bank. Their positions require extensive client entertainment and recruitment of top-flight human capital. Initiation dues paid by the Company will be recouped by the Company when the NEO relinquishes their membership. Mr. Quinn relinquished his membership as of December 2020.

401(k) Plan
The Bank maintains a 401(k) plan for the benefit of eligible employees. The Bank makes annual matching contributions of up to 50% of employee contributions under the plan, up to 3% of an employee’s annual compensation.
Clawback Provisions
The Company has clawback provisions in place for losses arising from individual instances of fraud or malfeasance, including legal costs. Additionally, if the Bank were to ever not be considered “well-capitalized” as defined by U.S. banking regulations, all unvested LTIP awards are subject to automatic claw-back. The Compensation Committee has discretion over other circumstances that may trigger the claw-back provision.

Summary Executive Compensation
The following table sets forth information as to the compensation paid or accrued by the Company for the year ended December 31, 2020 for services rendered in all capacities by each individual who served as our principal executive officer or principal financial officer during fiscal 2020, as well as our three most highly compensated executive officers (other than our principal executive officer and principal financial officer). References throughout this proxy statement to our “Named Executive Officers” or “Named Executives” refer to each of the individuals named in the table below.
2020 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)	Stock & RSU Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas R. Quinn, Jr.	2020	534,959	—	253,059	—	159,719	765,537	25,906	1,739,180
President and	2019	530,165	—	162,727	—	133,740	443,498	31,823	1,301,953
Chief Executive Officer	2018	514,723	95,000	394,959	—	162,730	290,051	78,729	1,536,192

Thomas R. Brugger	2020	325,000	—	71,811	—	97,075	55,700	4,542	554,128
Executive Vice President and	2019	143,750	38,923	108,700	—	37,843	—	573	329,789
Chief Financial Officer	2018	—	—	—	—	—	—	—	—

Adam L. Metz	2020	275,940	—	92,459	—	82,438	—	25,863	476,700
Executive Vice President and	2019	273,467	5,000	83,924	—	68,985	—	28,091	459,467
Chief Revenue Officer	2018	265,502	10,000	135,535	—	83,939	—	19,660	514,636

Robert G. Coradi	2020	255,003	—	85,436	—	76,191	118,472	9,972	545,074
Executive Vice President and	2019	245,382	5,000	70,092	—	63,751	113,418	9,599	507,242
Corporate Secretary	2018	221,731	45,000	123,761	—	70,100	91,872	8,680	561,144

Christopher D. Holt (1)	2020	325,000	—	21,090	—	97,074	91,250	5,622	540,036
Executive Vice President and	2019	143,750	150,000	150,006	—	—	—	1,072	444,828
Market President	2018	—	—	—	—	—	—	—	—

(1)	Mr. Holt earned a sign-on cash bonus in 2019 that was paid in 2020.
(2)	Stock and option awards are valued based on the aggregate grant date fair value of awards granted during the year computed for financial reporting purposes pursuant to FASB ASC Topic 718. There is no assurance the value realized by an executive officer will be at or near the value estimated by ASC Topic 718. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised or the value of stock awards when they vest. Please see the 2020 Outstanding Equity Awards at Fiscal Year-End Table below for more information regarding stock awards and options outstanding at December 31, 2020.
(3)	Represents the aggregate increase in the present value of the officer’s accumulated benefit under the salary continuation plan.
(4)	See 2020 All Other Compensation Table below.

The compensation represented by the amounts set forth in the “All Other Compensation” column in the 2020 Summary Compensation Table is detailed in the following table.
2020 ALL OTHER COMPENSATION TABLE

		Vehicle
		Allowance or
		Personal use	Country		Split Dollar	Company Contributions
		of Company	Club	Insurance	Life Insurance	to Retirement and
Name	Year	Vehicle ($) (1)	Dues ($)	Premiums ($)(1)	Benefit ($) (2)	401(k) Plans ($)	Total ($)
Thomas R. Quinn, Jr.	2020	5,082	13,634	3,564	3,626	—	25,906
	2019	6,044	8,000	3,564	10,765	3,450	31,823
	2018	3,864	—	2,322	67,383	5,160	78,729

Thomas R. Brugger	2020	—	—	1,242	—	3,300	4,542
	2019	—	—	573	—	—	573
	2018	—	—	—	—	—	—

Adam L. Metz	2020	8,400	12,514	810	—	4,139	25,863
	2019	8,400	14,779	810	—	4,102	28,091
	2018	8,400	6,467	810	—	3,983	19,660

Robert G. Coradi	2020	—	—	2,322	—	7,650	9,972
	2019	—	—	2,238	—	7,361	9,599
	2018	—	—	2,028	—	6,652	8,680

Christopher D. Holt	2020	—	—	2,322	—	3,300	5,622
	2019	—	—	1,072	—	—	1,072
	2018	—	—	—	—	—	—

(1)	The reported insurance premiums are paid by the Bank in connection with the employee group term replacement plans as described above in the Compensation Discussion and Analysis.
(2)	Represents the aggregate increase in the present value of the officer’s split dollar benefit under the group term replacement plan described in the Compensation Discussion and Analysis.

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards			Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Thomas R. Quinn, Jr	—	—	—	35,785	592,242	22,148	366,549
Thomas R. Brugger	—	—	—	8,405	139,103	2,405	39,803
Adam L. Metz	—	—	—	13,994	231,601	11,424	189,067
Robert G. Coradi	—	—	—	12,489	206,693	9,930	164,342
Christopher D. Holt	—	—	—	7,900	130,745	—	—

(1)	There were no outstanding options at December 31, 2020.
(2)	Calculated using the December 31, 2020 closing stock price of $16.55.

2020 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Thomas R. Quinn, Jr.	—	—	25,000	384,900
Thomas R. Brugger	—	—	—	—
Adam L. Metz	—	—	1,000	21,500
Robert G. Coradi	—	—	2,000	43,000
Christopher D. Holt	—	—	—	—

(1)	Calculated using the closing market price of the Company's Common Stock on the date of vesting.

Supplemental Employee Retirement Plans
The Bank has established salary continuation plans for certain of its executive officers, including Messrs. Quinn, and Coradi and Holt in order to provide them with supplemental retirement income (the “Salary Continuation Agreements”). The purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.
The Salary Continuation Agreements provide the executive officers with certain specified benefits upon a separation from service as a result of normal retirement, early termination, disability, death or a change in control. In the event of early termination by the Company other than for cause, or by the executive, unrelated to a change in control transaction and prior to reaching normal retirement age, the executive would receive the accumulated benefit described in the 2020 Pension Benefit Table.
Benefits are payable in monthly installments over a 15-year period beginning within 60 days following the executive officer’s separation from service upon or after the executive reaching normal retirement age, within 60 days following the executive officer reaching normal retirement age in the cases of early termination and change in control, or within 60 days after separation from service in the case of disability. The Salary Continuation Agreement with Mr. Quinn provides for an annual normal retirement benefit of $400,000 at age 65; and Mr. Coradi of $100,000 at age 65. The Company has also entered into a deferred compensation agreement with Mr. Quinn as discussed below.
The Company has purchased whole life insurance where certain NEOs are the insured and the Bank (Company) is the death beneficiary. Such policies are in place for Mr. Quinn, Mr. Brugger, Mr. Holt and Mr. Coradi. During the NEOs employment, the Company earns income on the life insurance policy. In 2020, the Company earned $2.3 million on all life insurance policies, tax free.
In the event of an early separation from service or a separation from service due to disability prior to normal retirement age, the amount of the benefit under the plan will be actuarially reduced from the normal retirement benefit. In the event of a change in control, the amount of the benefit will be the amount of the normal retirement benefit. In the event an executive officer dies while in active service, the officer’s beneficiary will be entitled to receive the normal retirement benefit payable in monthly installments over a 15-year period. In the event an executive officer dies after benefit distributions have commenced, the Bank will continue to distribute the remaining benefits to the officer’s beneficiary at the same time and in the same amounts as would have been distributed to the executive officer had he or she survived.
Benefits under the Salary Continuation Agreement will be forfeited by an executive officer who is terminated for cause, or if the executive officer commits suicide within two years after the effective date of the Salary Continuation Agreement; if an insurance company which issued a life insurance policy covering the executive officer and owned by the Bank denies coverage because of misstatements of fact made by the executive officer on an application for life insurance; if the executive officer is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act; or the executive officer becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 50 mile radius of the Bank’s headquarters in Shippensburg, Pennsylvania.
A description of the Salary Continuation Agreement appears below under “Potential Payments Upon Termination or Change in Control.”
Executive Deferred Compensation Agreements
In 2019, the Bank entered into a deferred compensation agreement with Mr. Quinn. The deferred compensation agreement is intended to provide Mr. Quinn with the potential for certain retirement benefits payable in monthly installments over a 15-year period beginning the month following the executive’s separation from service upon or after he reaches normal retirement age (age 65), the month following his reaching normal retirement age in the cases of early termination and change in control, or the month following a separation from service in the case of disability.
The agreement provides for the establishment of a deferral account into which the Bank may, but is not required to, make monthly contributions. It is anticipated that the Bank will initially make monthly contributions of $33,721 into the deferral account. The deferral account earns interest at a rate equal to the Company’s ROAE for the immediately preceding calendar year, not to exceed 15% nor less than 0% during the accumulation period and at a fixed rate of 4% during the distribution period. Such contributions may be increased or decreased within the sole discretion of the Bank. Assuming the Bank continues a monthly contribution of $33,721, the annual normal retirement benefit is anticipated to be approximately $200,000.
Prior to the earliest to occur of: (i) a separation from service, (ii) disability, (iii) death and (iv) the executive attaining age 70, interest will accrue on amounts credited to the deferral account at the “accumulation period crediting rate,” compounded monthly. Following any of the aforementioned events, interest will accrue at the rate of four percent, except in the event of a change in control, in which case no interest will accrue until normal retirement age and, thereafter, interest will accrue at the rate of four percent.
In order to further link the amount of the benefit to overall corporate performance, the “accumulation period crediting rate” will mirror the Company’s return on average tangible equity (computed annually as described in the agreement); provided, that in no event will the rate be less than zero nor more than fifteen percent.
The total benefit payable in the event of normal retirement, early termination or disability is equal to the deferral account balance as of such date, with interest accruing as described above.
The total benefit payable in the event of a separation from service in connection with a change in control and prior to normal retirement age is the greater of the projected deferral account balance and $2,260,638. The projected deferral account balance is the deferral account balance at the date of the separation from service, plus an additional amount equal to the average monthly contribution made by the Bank prior to the separation from service multiplied by the number of months remaining through normal retirement age. Consistent with the Salary Continuation Agreement entered into between the Bank and Mr. Quinn in 2009, in the event that any benefit distributable under the agreement would subject executive to an excise tax under the excess parachute rules of Internal Revenue Code Section 280G, the agreement provides for the payment of an additional amount equal to: the executive’s excise penalty tax amount divided by the difference between (one minus the sum of (the penalty tax rate plus the executive’s marginal income tax rate).
The total benefit payable in the event of a separation from service due to death is the greater of the actual deferral account balance and $2,260,638.
Benefits under the agreement will be forfeited if executive is terminated for cause, or if he dies by suicide within two years after the effective date of the agreement, or if any insurance company which issued a life insurance policy covering executive and owned by the Bank denies coverage because of misstatements of fact made by executive on an application for life insurance, or if executive is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or if executive becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 50 mile radius of the Bank’s headquarters, or if the executive solicits the Bank’s customers or employees.
In 2020, the Bank entered into deferred compensation agreements with Mssrs. Brugger and Holt for the purpose of retaining them through normal retirement age (65) or after. The deferred compensation agreements are intended to provide Mr. Brugger and Mr. Holt with the potential for certain retirement benefits payable in monthly installments over a 15-year period beginning the month following the executive’s separation from service upon or after they reach normal retirement age, the month following their reaching normal retirement age in the cases of early termination and change in control, or the month following a separation from service in the case of disability.
The agreement provides for the establishment of a deferral account into which the Bank will make annual contributions provided the Company’s Return on Average Tangible Equity is at least 8.00% for that year. For Mr. Brugger, the contribution in 2020 was $55,700 and will be $133,680 per year until the earliest of separation from service, normal retirement age or death. For Mr. Holt, the contribution for 2020 was $91,250 and will be $219,000 per year until the earliest of separation from service, normal retirement age or death. If Messrs. Brugger and Holt are still employed by the Bank at age 65, they will receive a final contribution of $11,140 and $182,500, respectively, provided the Company’s Return on Average Tangible Equity is at least 8.00% for that year (or through separation from service if that occurs first). The deferral account earns interest at a rate equal to the Company’s Return on Average Tangible Equity for the immediately preceding calendar year, not to exceed 15% nor less than 0% during the accumulation period and at a fixed rate of 4.00% during the distribution period. Assuming the Company’s Return on Equity equals or exceeds 8.00% each year, the annual normal retirement benefit is anticipated to be approximately $225,000 for Mr. Brugger and $225,000 for Mr. Holt.
Prior to the earliest to occur of: (i) a separation from service, (ii) disability, (iii) death and (iv) the executive attaining age 65, interest will accrue on amounts credited to the deferral account at the “accumulation period crediting rate,” compounded monthly. Following any of the aforementioned events, interest will accrue at the rate of four percent. In order to further link the amount of the benefit to overall corporate performance, the “accumulation period crediting rate” will mirror the Company’s return on average tangible equity (computed annually as described in the agreement); provided, that in no event will the rate be less than 0% nor more than 15%. The total benefit payable in the event of normal retirement, early termination (inclusive of separation from service prior to normal retirement age following a change in control) or disability is equal to the deferral account balance as of such date, with interest accruing as described above. The total benefit payable in the event of a separation from service due to death is the greater of the actual deferral account balance and $2,543,890 for Mr. Brugger and the greater of the deferral account balance or $2,544,031 for Mr. Holt.
Benefits under the agreement will be forfeited if the executive is terminated for cause, or if he dies by suicide within two years after the effective date of the agreement, or if any insurance company which issued a life insurance policy covering executive and owned by the Bank denies coverage because of misstatements of fact made by executive on an application for life insurance, or if executive is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or if executive becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 75 mile radius of the Bank’s headquarters for Mr. Brugger and within 75 miles of the Bank’s Towson, Maryland office for Mr. Holt, or if the executive solicits the Bank’s customers or employees.
2020 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas R. Quinn, Jr.	Salary Continuation Agreement	11	2,727,748	—
	Deferred Compensation Agreement		576,070	—
Thomas R. Brugger	Deferred Compensation Agreement	1	55,700	—
Robert G. Coradi	Salary Continuation Agreement	8	323,762	—
Christopher D. Holt	Deferred Compensation Agreement	1	91,250	—

In this table:
•The number of years of credited service equals the number of years of employment service.
•The present value of accumulated benefits shown in the table above has been determined using the assumptions set forth in the audited consolidated financial statements for the year ended December 31, 2020.
•No amounts were actually paid or provided to the NEOs during 2020.

2020 Pay Ratio Disclosure

	2020
Median annual compensation of all employees, executives, CEO	53,078
Annual compensation of CEO	1,739,180
Ratio of CEO total pay to median pay of all employees	32.8	x

Methodology for Determining Median Employee Compensation
The Company, through use of payroll and other internal records, accumulated all compensation paid to all employees consistent with compensation calculated using Item 402(c)(2)(x) of SEC Regulation S-K (the "Total" column in the 2020 Summary Compensation Table). Compensation was annualized for permanent full- and part-time employees who were not employed for the entire fiscal year. The date chosen for identifying the median annual employee compensation was December 31, 2020.

Potential Payments Upon Termination or Change in Control
Executive Employment Agreements
The Company previously entered into an executive employment agreement with Mr. Quinn, providing for a term continuing until 2025 and Messrs. Brugger, Metz, Coradi and Holt continuing until 2023.
Such employment agreements provide for a term of either three or five years, plus an annual extension of such term for an additional year, unless the executive is given at least sixty days notice of non-renewal. The agreements provide that if the executive is still employed upon attaining age 65, such executive will provide notice of retirement in which event the executive will receive salary continuation for a period of six months plus payment of 150% of the premium cost to maintain the executive’s group life insurance benefit for a period of three years. Such mandatory retirement may be delayed in one-year increments upon Board approval.
In the event that the executive’s employment is terminated by the Company or the Bank during the term of the agreement without cause, or by executive for “good reason” as defined in the agreement, then the executive will be paid severance equal to his or her base salary plus the average cash bonus amount received during the past three years for a period equal to the greater of the remaining term of the agreement or six months. The executive would also be entitled to continue to participate in employee benefit plans for six months or receive a cash contribution in lieu thereof.
Termination by the executive for good reason shall include if: (i) there has occurred a material breach of the employer’s material obligations under the agreement; (ii) the employer, without executive’s prior written consent, changes or attempts to change in any material respect the authority, duties, compensation, incentive compensation, benefits or other terms or conditions of executive’s employment, or executive’s reporting structure, in a manner that is adverse to the executive; or (iii) the employer requires executive to relocate his or her principal business location 75 miles or more from the employer’s then current headquarters.
During the period of employment and for the greater of six months following such termination of employment or the period of severance payments, but not to exceed 24 months, each executive agrees not to directly or indirectly engage in business competition with the Company or the Bank with respect to its services, products, processes, clients, methods of doing business and similar matters within a 75-mile radius of Shippensburg, Pennsylvania. In addition, during this period, each executive will not solicit or attempt to solicit, divert or appeal to any employees, clients or referral sources of the Company, the Bank or any of their respective subsidiaries.
The following table summarizes potential benefits for Messrs. Quinn, Brugger, Metz, Coradi and Holt, under their employment agreements, in the event of a termination of their employment unrelated to a change in control transaction, if such termination had occurred on December 31, 2020.

Name	Cash Payment Upon Involuntary Termination (without cause) ($)(1)	Cash Payment Upon Voluntary Termination for “Good Reason”($)(1)	General Health and Welfare Benefits ($)(2)	Total ($)
Thomas R. Quinn, Jr.	2,550,740	2,550,740	6,392	2,557,132
Thomas R. Brugger	891,980	891,980	7,630	899,610
Adam L. Metz	681,141	681,141	7,630	688,771
Robert G. Coradi	661,331	661,331	7,630	668,961
Christopher D. Holt	905,318	905,318	1,440	906,758

(1)
Assumes payment of continued salary under existing employment agreement for the remaining term of the agreement in effect as of December 31, 2020. In the event of death, in lieu of this amount, the executive’s estate would receive a payment equal to six months of the then annual base salary.

(2)	Estimated benefits contribution expense for six months post-termination.
Change in Control Benefits
The Company and the Bank entered into Change in Control Agreements, concurrent with the Employment Agreements, with Messrs. Quinn, Brugger, Metz, Coradi and Holt. The Change in Control Agreements provide that the Company and the Bank are to pay to the executive the specified amounts of cash compensation and provide the specified health and welfare benefits in the event that the executive’s employment is terminated by the Company or Bank or any successor, without cause, within two (2) years after the occurrence of a change in control or if such termination is initiated by the Executive for any reason within six months following a change in control.
Under the Change in Control Agreement, a “change in control” shall be deemed to occur if: (1) any person or group of persons acting in concert, shall have acquired ownership of more than 50% of the total fair market value or total voting power of the stock of the Company; (2) the composition of the Board of Directors of the Company shall have changed such that, during any period of 12 consecutive months during the term of the Change in Control Agreement, the majority of such Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company, who were in office before the appointment or election; (iii) any person or group of persons acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of 30% or more of the total voting power of the stock of the Company; or (iv) any person or group of persons unrelated to the Company acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of a portion of the Company’s assets that has a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company before the acquisition or acquisitions, with the asset values determined without regard to any liabilities associated with such assets.
The Change in Control Agreements provide that upon a termination pursuant to a change in control, the Company and the Bank are obligated to pay to the executives cash compensation in an amount equal to 2.99 times (1) annual base salary, plus (2) the highest annual cash bonus and other annual incentive cash compensation awarded over the past three years before the calendar year in which the termination of employment occurred. Payment of this cash compensation is to be made in a single lump sum within fifteen (15) days after the termination of employment.
The Change in Control Agreements further provide that upon a change in control, if the plans governing the vesting and exercise rights of stock options, shares of restricted stock and other equity-based compensation units are silent on the subject of change of control, all such options, shares and units shall immediately become vested and exercisable as to all or part of the shares and rights covered thereby.
The Change in Control Agreements further provide that upon a termination pursuant to a change in control, the Company and the Bank are obligated to provide to the executive for a specified term the life, disability, medical/health insurance and other health and welfare benefits in effect with respect to the executive immediately prior to the termination pursuant to the change in control. For each executive, the term is two years. The executive, however, will continue to be responsible for the costs of such benefits to the same extent as other similarly situated active employees of the Bank and the executive’s spouse and/or eligible dependents will continue to be covered on the same terms that they were covered prior to the termination of employment.
For all Named Executive Officers other than Mr. Quinn, the Change in Control Agreements further provide that in the event any benefit or payment from the Company to the Executive shall be deemed to be an “Excess Parachute Payment”, as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended, then the aggregate present value of amounts or benefits payable to Executives shall be reduced to the greater of (i) the highest aggregate present value of the amount due under the agreement that can be made without causing any payments or benefits to be an Excess Parachute Payment or (ii) the largest portion of the amount due under the agreement that after taking into account all applicable state and federal taxes, including any taxes payable pursuant to Section 4999 of the Internal Revenue Code, results in a greater after-tax benefit to the Executive than the after-tax benefit to the Executive calculated under (i) above.
With respect to Mr. Quinn, in order to ensure consistency among the various compensatory agreements to which he is a party, Mr. Quinn’s Change in Control Agreement provides that, in the event that any benefit distributable under the agreement would be deemed to be an Excess Parachute Payment, Mr. Quinn shall be entitled to the payment of an additional amount equal to: his excise penalty tax amount divided by the difference between (one minus the sum of (the penalty tax rate plus his marginal income tax rate)). This provision mirrors those contained in his Salary Continuation Agreement and Deferred Compensation Agreement, described above, and is necessary to ensure that Mr. Quinn, who has served as President and Chief Executive Officer since 2009 and has guided the Company through its most transformative years, receives the full benefit of those compensatory arrangements should there be a termination of his employment following a change in control of the Company.
If the executive’s employment is terminated following a change in control, for the greater of (i) six months following termination of employment or (ii) the one-year anniversary of the change in control, each executive agrees not to directly or indirectly engage in business competition with the Company or the Bank with respect to its services, products, processes, clients, methods of doing business and similar matters within a 75-mile radius of Shippensburg, Pennsylvania. In addition, during this period, each executive will not solicit or attempt to solicit, divert or appeal to any employees, clients or referral sources of the Company, the Bank or any of their respective subsidiaries.
The following table summarizes potential change in control benefits for each of the NEOs. For the purposes of this table, we assumed a change in control of the Company and a termination of employment by the surviving company without cause (or a resignation by the executive for any reason), and that both events had occurred on December 31, 2020.

Name	Cash Benefit Under Change in Control Arrangement ($) (1)	Cash Benefit Under Deferred Compensation Agreement($)(1)	General Health and Welfare Benefits ($)(2)	Total Benefits ($)
Thomas R. Quinn, Jr.	3,561,389	2,208,158	31,246	5,800,793
Thomas R. Brugger	1,274,053	—	32,799	1,306,852
Adam L. Metz	1,243,385	—	44,477	1,287,862
Robert G. Coradi	971,401	665,715	51,499	1,688,615
Christopher D. Holt	1,482,707	—	18,040	1,500,747

(1)
Present value as of December 31, 2020 of benefit accelerated as a part of a change-in-control. Benefit payable over a 15-year period upon executive officer reaching normal retirement age specified in the executive officer’s respective agreement.

(2)	Value of benefits based upon assumptions used for financial reporting purposes under accounting principles generally accepted in the Unites States of America.

Other Considerations
Risk Management
The Company believes its compensation programs and practices for its employees are not reasonably likely to have a material adverse effect on the Company. Annual incentive compensation is wholly subject to the discretion of the Compensation Committee and the independent directors. Similarly, not only is long-term incentive compensation in the forms of restricted stock and stock options also subject to Compensation Committee and Board (independent directors only) discretion, it also reflects a modest portion of total compensation at lesser levels than among the Company’s peers. With respect to those employees whose compensation may involve a variable component, such as lenders and investment counselors who are paid, in part, based upon production, the Company believes the aggregate absolute amount of such compensation is not material to the Company and that the Company’s internal controls further mitigate the risks that otherwise might be incurred as a result of such activities and compensation practices.
Tax and Accounting Considerations
The Company considers the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718), the Company must expense the grant-date fair value of share-based grants such as stock option awards, restricted stock, performance shares, and stock appreciation rights settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Compensation Committee reviews appropriate expense analyses and considers the related tax and accounting issues.
Section 162(m) of the Internal Revenue Code places an annual limit on the tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer and the three most highly compensated executive officers of a corporation. All of the compensation the Company paid in 2019 to the Named Executive Officers is expected to be deductible under Section 162(m) of the Internal Revenue Code. Whether all elements of compensation paid by the Company in future years will be fully deductible is dependent upon many factors as required by Section 162(m) of the Internal Revenue Code and applicable regulations. Such factors include the aggregate level of taxable income received by an executive in each year, the structure of various compensation plans, the manner in which incentive compensation goals are established and a determination of satisfaction of those goals, and the relationship between the Company and the directors serving on the committee determining the performance goals related to incentive compensation and the satisfaction of such performance goals. The Compensation Committee retains the flexibility to pay both compensation that will be fully deductible and compensation that may not be deductible in structuring the Company’s compensation programs in its actions to promote the best interests of the Company and its shareholders.
Upon a change in control of the Company, some portion of the severance payments paid to our Executives may exceed the deductible limitations under Section 280G of the Internal Revenue Code. The Compensation Committee believes that this flexibility in structuring compensation to our Executives is in the best interest of our shareholders.
Under the executive incentive compensation program effective for 2019 and thereafter, there are in place forfeiture and/or claw-back provisions for the repayment of incentive compensation in the event of excessive risk impacting financial performance and restatement or adjustment of the performance measures in the future after incentive awards have been made. The Company did not utilize provisions for repayment of incentive compensation for 2019 due to restatement or adjustment of the performance measures. The Company does not currently maintain stock ownership guidelines or equity incentive retention guidelines for its NEOs (unless they also serve on the Board of Directors), but generally such officers hold personal investments in the Company’s stock. Equity granted under the Company’s incentive compensation plan and any additional personal investments in Orrstown stock are subject to the Company’s anti-hedging and anti-pledging provisions covered in the Company’s Insider Trading Policy.
Compensation Committee Report
We, the members of the Compensation Committee of the Board of Directors of Orrstown Financial Services, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based on such review and discussion, have recommended to the Board of Directors of the Company inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
Submitted by the Compensation Committee:

Floyd E. Stoner, Chair
Cindy J. Joiner, CPA
Glenn W. Snoke
Joel R. Zullinger
Except as set forth above, this report shall not be deemed to be incorporated by reference, by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.
Compensation Risk Assessment
The Compensation Committee periodically conducts a Compensation Risk Self-Assessment. The latest Compensation Risk Self-Assessment, which was conducted in December 2017, concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Related to feedback from shareholder engagement, certain changes to compensation were made to better assure executive compensation is aligned with shareholders’ interests.

PROPOSAL 2 - ADVISORY VOTE ON COMPENSATION PAID TO
NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

A Non-Binding Advisory Vote to Approve the Compensation Paid to Our Named Executive Officers
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to hold a shareholder vote to approve, on a non-binding advisory basis, the compensation paid to our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules and regulations. This vote is commonly referred to as the Say-On-Pay vote. As required by the Dodd-Frank Act, the vote sought by this proposal is advisory and is non-binding on the Board of Directors. The Company’s shareholders voted at the 2017 Annual Meeting of Shareholders to hold this vote on executive compensation annually. While the vote is non-binding, the Compensation Committee of the Board of Directors values the opinions expressed by our shareholders and will carefully consider the outcome of the vote in connection with future compensation decisions for our Named Executive Officers.
The Compensation Committee of the Board of Directors believes that our executive compensation program achieves our intended objective to provide fair, reasonable and appropriate levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate long term value for the Company’s shareholders. Accordingly, we ask our shareholders to vote FOR approval of the non-binding advisory vote on compensation paid to our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and narrative accompanying the tables.
The Board of Directors believes the following key aspects of our executive compensation program support our recommendation to vote FOR approval of the non-binding advisory vote on compensation paid to our NEOs:
•Fair, Reasonable and Appropriate Levels of Compensation. A study conducted by the Compensation Committee found that overall cash compensation levels for our Named Executive Officers were in line with the competitive market median and long-term incentive awards were within a competitive range of the market. Furthermore, the Company provides limited benefits and perquisites to our executives.
•Pay and Performance Alignment. The Compensation Committee believes that increases in salaries, incentive bonus payouts and stock option and restricted stock awards, when made, are consistent with our performance in relation to our operating plan and the performance of our peers.
•Risk Mitigation. We strive to have a risk appropriate compensation program. We believe that our mix of pay, which is balanced, and our incentive arrangements, which are not highly leveraged, promote a risk-appropriate environment for compensating our executives.
•Long-term Incentive Strategy. The strategy of granting equity awards is to balance a mix of restricted stock and/or stock options, both of which will have multi-year vesting criteria. This reflects the Compensation Committee’s desire to increase the emphasis of our executive compensation program on achieving long-term performance, as well as to bolster the retentive effects of our stock-based compensation awards.
Additional details on our executive compensation programs and practices and the rationale for decisions made are set forth in the Compensation Discussion & Analysis section of this proxy statement, including the Summary Compensation Table and supporting tabular and narrative disclosures.
The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for the approval of the non-binding advisory vote on compensation paid to our Named Executive Officers as described in this proxy statement. Abstentions and broker non-votes, if any, will have no effect on whether or not this proposal is approved.
The Board of Directors recommends that you vote FOR approval of the non-binding advisory vote on compensation paid to our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL 3 – RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF CROWE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021
Under the Audit Committee’s Charter, the Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. The Audit Committee evaluates and monitors the auditors’ qualifications, performance and independence. You can learn more about the Audit Committee’s responsibilities with respect to the independent registered public accounting firm in the Audit Committee’s charter, which is posted on our website at www.orrstown.com.
On January 28, 2021, the Audit Committee presented its conclusions regarding the independent public accounting firm to our Board of Directors. Following this presentation, the Board voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
The Audit Committee and the Board have adopted a policy that, if a majority of the votes cast at the annual meeting is against ratification, the Audit Committee will reconsider its selection of Crowe LLP. The Audit Committee, however, will be under no obligation to select a new independent public accounting firm. If the Audit Committee does select a new independent public accounting firm for 2021, the Company will not seek shareholder ratification of the Audit Committee’s new selection.
The affirmative vote of a majority of the votes cast at the annual meeting is necessary to ratify the Audit Committee’s selection of Crowe LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 Abstentions and broker non-votes, if any, will have no effect on whether or not this proposal is approved.
The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of Crowe LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Relationship with Independent Registered Public Accounting Firm
Representatives of Crowe LLP, the Company’s independent registered public accounting firm for 2020, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate shareholder questions.
Audit Fees and Non-Audit Fees
Aggregate fees billed for professional services rendered for the Company and its subsidiaries by Crowe LLP for the fiscal year ended December 31, 2020 and December 31, 2019 are set forth below:

	2020	2019
Audit fees	$337,103	$444,510
Audit-Related fees	—	—
Tax fees	38,700	46,750
All other fees	—	—
TOTAL	$375,803	$491,260

Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents, audit services associated with acquisitions and other assistance required to complete the year-end audit of the consolidated financial statements, assessment of the Company’s internal controls and in the review of the Company’s Annual Report on Form 10-K.
Tax fees for 2020 and 2019 were in connection with the preparation and amendments to the Company’s tax returns for 2019 and 2020, and responding to certain taxing authority inquiries and tax consulting.
There were no other fees billed by the Company’s independent registered public accounting firm for 2020 and 2019.
The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to each specific engagement. The Audit Committee does not delegate pre-approval authority to any one or more of its members and in no case is pre-approval waived under the de minimus exception set forth in applicable SEC rules and regulations. In 2020, all audit and non-audit services provided by Crowe LLP were pre-approved by the Audit Committee.

Involvement in Certain Legal Proceedings
On September 27, 2016, the Company entered into a settlement agreement with the SEC resolving an investigation by the SEC of accounting and related matters at the Company for the periods ended June 30, 2010, to December 31, 2011. As part of the settlement of the SEC’s administrative proceedings, and pursuant to the cease-and-desist order, without admitting or denying the SEC’s findings, the Company agreed to pay a civil money penalty of $1 million. In the settlement agreement with the SEC, the Company also agreed to cease and desist from committing or causing any violations and any future violations of Securities Act Sections 17(a)(2) and 17(a)(3) and Exchange Act Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B), and Rules 12b-20, 13a-1 and 13a-13 promulgated thereunder. As part of the settlement of the SEC’s administrative proceedings, and pursuant to the cease-and-desist order, without admitting or denying the SEC’s findings, Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company, agreed to pay a civil money penalty to the SEC in the amount of $100,000, and to cease and desist from committing and/or causing the violations charged, as well as any future violations of these provisions.

ANNUAL REPORT ON FORM 10-K
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission, is being mailed with this Proxy Statement to all shareholders of the Company. In addition, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission, may be obtained without charge by written request to Thomas R. Brugger, Executive Vice President and Chief Financial Officer, Orrstown Financial Services, Inc., 4750 Lindle Road, Harrisburg, PA 17111. The Annual Report on Form 10-K also is available at www.orrstown.com in the investor relations section.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

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ORRSTOWN FINANCIAL SERVICES, INC.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on April 26, 2021.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend:
http://www.cstproxy.com/orrstown/2021

PHONE – 1 (866) 894-0536
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

Please mark your votes like this **X**

	FOR	WITHHOLD AUTHORITY
(1) Thomas D. Longenecker	☐	☐
(2) Andrea L. Pugh	☐	☐
(3) Floyd E. Stoner	☐	☐
(4) Linford L. Weaver	☐	☐

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2021**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 27, 2021

The Proxy Statement, Annual Report on Form 10-K and our 2020 Annual Report to Stockholders are available at http://www.cstproxy.com/orrstown/2021

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ORRSTOWN FINANCIAL SERVICES, INC.

The undersigned hereby appoints Barbara E. Brobst and Philip E. Fague, or either of them, each with full power of substitution as attorneys and proxies of the undersigned, to vote all shares of Orrstown Financial Services, Inc. (the "Company") Common Stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held Virtually on Tuesday, April 27, 2021, at 9:00 A.M, via live webcast at **http://www.cstproxy.com/orrstown/2021**, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED "FOR" THE NOMINEES IN PROPOSAL 1 AND "FOR" THE OTHER PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS SIGNED PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)